UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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DPL Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING

OF SHAREHOLDERS

April 26, 2006

AND

PROXY STATEMENT

DPL Inc.

Dayton, Ohio

DPL INC.

1065 WOODMAN DRIVE

DAYTON, OHIO 45432

MARCH 17, 2006

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 26, 2006

Dear Fellow Shareholder:

You are cordially invited to attend the 2006 Annual Meeting of Shareholders of DPL Inc. (“DPL,” “Company” or “our”), which will be held on April 26, 2006, commencing at 10:00 a.m. local time, at Sinclair Community College, David H. Ponitz Sinclair
Center – Building 12, 444 West Third Street, Dayton, Ohio 45402.

At the Annual Meeting, you will be asked to consider and vote upon the election of three directors, to approve the DPL Inc. 2006 Equity Performance and Incentive Plan as part of a comprehensive plan that changes the way we compensate most of our officers, to ratify the appointment of KPMG LLP as our independent auditors, and to consider and act upon such other business as may properly come before the meeting or any adjournments or postponements thereof.  Each of these proposals is more fully described in the Proxy Statement that follows.

Holders of common shares of record at the close of business on March 3, 2006, the date fixed by our Board of Directors as the record date for the meeting, are entitled to notice of and to vote on any matters that properly come before the Annual Meeting and at any adjournments or postponements thereof.

We hope that you will find it convenient to attend in person.  Whether or not you expect to attend, please promptly vote via the Internet, by phone or by dating, signing and mailing the enclosed proxy in the return envelope provided to ensure your representation at the Annual Meeting and the presence of a quorum.  Instructions for voting via the Internet and by phone are detailed on the proxy card.  If you attend the Annual Meeting, you may withdraw your proxy should you wish to vote in person.

A copy of our Annual Report to Shareholders, which includes a copy of our Form 10-K for the fiscal year ended December 31, 2005, was mailed on or about March 17, 2006 with this Notice of Annual Meeting of Shareholders and Proxy Statement.  Additional copies may be obtained by writing to DPL Inc., 1065 Woodman Drive, Dayton, Ohio 45432, Attention:  Corporate Secretary.

On behalf of the officers, directors and employees of DPL, I would like to express our appreciation for your continued support.

Sincerely,

MIGGIE E. CRAMBLIT
Vice President, General Counsel
and Corporate Secretary

ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING.  WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE PROMPTLY VOTE VIA THE INTERNET, BY PHONE OR BY DATING, SIGNING AND MAILING THE ENCLOSED PROXY IN THE RETURN ENVELOPE PROVIDED TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED.  IF YOU ATTEND THE ANNUAL MEETING, YOU MAY WITHDRAW YOUR PROXY, IF YOU WISH, AND VOTE IN PERSON.  YOUR PROXY IS REVOCABLE IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THIS PROXY STATEMENT.

DPL Inc.

1065 Woodman Drive, Dayton, Ohio 45432

PROXY STATEMENT

General Information

This Proxy Statement is furnished to you and other shareholders of DPL Inc. (“DPL,” “Company,” “our,” “us,” or “we”) in connection with the solicitation of proxies by our Board of Directors (the “Board”) to be used at the 2006 Annual Meeting of Shareholders (the “Annual Meeting”) to be held at Sinclair Community College, David H. Ponitz Sinclair Center – Building 12, 444 West Third Street, Dayton, Ohio 45402, on April 26, 2006, at 10:00 a.m. (local time) and any adjournments or postponements thereof.  All shareholders are entitled and encouraged to attend the Annual Meeting in person.  This Proxy Statement together with the accompanying proxy card was first mailed to shareholders on or about March 17, 2006.

All common shares represented by properly executed proxies received by the Board pursuant to this solicitation will be voted in accordance with the shareholder’s directions specified on the proxy.  If no directions have been specified by marking the appropriate squares on the accompanying proxy card, the shares will be voted “FOR” the slate of directors described herein, “FOR” the approval of our Equity and Performance Incentive Plan and “FOR” the ratification of KPMG LLP as our independent auditors.  In connection with any other business that may properly come before the Annual Meeting, all properly executed proxies delivered pursuant to this solicitation and not revoked will be voted in the discretion of the Proxy Committee named in the proxy.  A shareholder, signing and returning the accompanying proxy, has the power to revoke it at any time prior to its exercise by giving written notice of revocation to our Corporate Secretary by submitting a proxy bearing a later date or by attending the Annual Meeting and voting in person.  Attendance at the Annual Meeting will not, in itself, constitute revocation of a proxy.

All expenses in connection with this solicitation of proxies will be paid by us.  Proxies will be solicited principally by mail, but directors, officers and certain other individuals authorized by us may personally solicit proxies.  In addition, we have retained Georgeson Shareholder Communications Inc., a proxy solicitation firm, to assist in the solicitation of proxies.  DPL will reimburse custodians, nominees or other persons for their out-of-pocket expenses in sending proxy material to beneficial owners and will pay Georgeson Shareholder Communications Inc. a fee of approximately $12,000, plus out-of-pocket expenses.

Voting Securities

The Board has fixed the close of business on March 3, 2006, as the record date for determining the holders of common shares entitled to notice of and to vote at the Annual Meeting.  Each such shareholder is entitled to one vote per share.  As of March 3, 2006, there were 125,949,404 common shares outstanding.

In voting by proxy with regard to the election of directors, shareholders may vote in favor of each nominee or withhold their votes as to each nominee.  Should any nominee become unable to accept nomination or election, the Proxy Committee will vote for the election of such other person as a director as the present directors may recommend in the place of such nominee.  The information set forth below regarding the nominees and the other directors continuing in office is based on information furnished by them.  In voting by proxy with regard to the DPL Inc. 2006 Equity and Performance Incentive Plan and the ratification of our independent auditors, shareholders may vote in favor of or against the proposals or may abstain from voting.

A majority of the outstanding common shares, represented in person or by proxy, constitutes a quorum for the transaction of business at the Annual Meeting.  The three candidates receiving the greatest number of votes will be elected as our directors.  The affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of DPL, represented in person or by proxy at the Annual Meeting, is necessary to approve (i) the proposed DPL Inc. 2006 Equity and Performance Incentive Plan and (ii) the selection of KPMG LLP as our independent auditor.

Shareholder abstentions and broker non-votes will be included in the number of shareholders present at the Annual Meeting for the purpose of determining the presence of a quorum.  Brokers who do not receive shareholder instructions are entitled to vote on the election of directors and the ratification of our independent auditors, but they may not vote on the approval of the compensation plan proposal.  Broker non-votes and shareholder abstentions will have no effect on the outcome of the proposals.

Under Ohio law, if a shareholder gives written notice to our President, a Vice President or our Secretary, not less than 48 hours before the Annual Meeting, that such shareholder desires the voting at the election of directors to be cumulative, and if an announcement of the giving of such notice is made upon the convening of the Annual Meeting by or on behalf of the shareholder giving such notice, then shareholders will be entitled to give one candidate as many votes as the number of directors to be elected multiplied by the number of their shares, or to distribute their votes on the same principle among two or more candidates.  In the event that directors are elected by cumulative voting and cumulated votes represented by proxies solicited hereby are insufficient to elect all the nominees, then the Proxy Committee will vote such proxies cumulatively for the election of as many such nominees as possible and in such order as the Proxy Committee may determine.

Householding Information

We have adopted a procedure approved by the Securities and Exchange Commission (the “SEC”) called “householding.”  Under this procedure, shareholders of record who have the same address and last name will receive only one copy of our Annual Report and Proxy Statement unless one or more of these shareholders notifies us that they wish to continue receiving individual copies.  This procedure will reduce our printing costs and postage fees.

Shareholders who participate in householding will continue to receive separate proxy cards.  Also, householding will not in any way affect dividend check mailings.

If you are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple copies of our Annual Report and/or Proxy Statement, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact our transfer agent, Computershare Trust Company, N.A. (in writing: P.O. Box 43010, Providence, RI 02940-3010; by telephone:
(800) 736-3001).

If you participate in householding and wish to receive a separate copy of this Proxy Statement, or if you do not wish to participate in householding and prefer to receive separate copies of our Annual Report and/or Proxy Statement in the future, please contact Computershare Trust Company, N.A. as indicated above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information with respect to the beneficial ownership of our common shares by each person or group known by us to own more than 5% of the common shares.  Ownership percentages are based on 125,949,404 common shares outstanding as of March 3, 2006.

	Common Shares Beneficially Owned
Name and Address	Number		Percent of Class
Lehman Brothers Inc. (1) 745 7th Avenue, 30th Floor New York, NY 10019	9,000,000	(2)	6.7%

Seneca Capital Management (3) 909 Montgomery St., Suite 500 San Francisco, CA 94133	7,060,000	(4)	5.3%

(1)          Lehman Brothers Inc., a Delaware corporation (“Lehman”), is a global investment bank.  Lehman serves the needs of corporations, governments and municipalities, institutional clients and individuals worldwide.

(2)          Represents 9,000,000 shares of common stock issuable upon exercise of warrants.

(3)          Seneca Capital Management (“Seneca”) is an independently operated investment management firm located in San Francisco.  The firm is owned by its investment professionals and a strategic financial partner.  Seneca provides investment management services for foundations, endowments, corporations, public funds, multi-employer plans, private clients and high net worth individuals.

(4)          Represents 7,060,000 shares of common stock issuable upon exercise of warrants.

The determination that there were no other persons, entities or groups known to us to beneficially own more than 5% of our equity securities was based on a review of all statements filed with respect to us since the beginning of the past fiscal year with the SEC pursuant to Section 13(d) or 13(g) of the Securities and Exchange Act of 1934, as amended.

SECURITY OWNERSHIP OF MANAGEMENT

Set forth below is information concerning the beneficial ownership of our common shares by each director, each person named in the Summary Compensation Table under “Executive Compensation” below and of all our directors and executive officers as a group as of March 3, 2006.

Name	Amount and Nature of Beneficial Ownership	Percent of Class (1) (2) (3)
Robert D. Biggs	102,564	<1%
Paul R. Bishop	29,031	<1%
John J. Gillen	10,232	<1%
Barbara S. Graham	1,293	<1%
Ernie Green	182,668	<1%
Glenn E. Harder	2,646	<1%
W August Hillenbrand	195,574	<1%
Lester L. Lyles	6,375	<1%
James V. Mahoney	80,157	<1%
Ned J. Sifferlen	13,764	<1%
Patricia K. Swanke	54,659	<1%
W. Steven Wolff	1,589	<1%
All current directors and executive officers as a group (15 persons)(4)	734,941	<1%

(1)                                  Ownership percentages are based on 125,949,404 common shares outstanding as of March 3, 2006.

(2)                                 The number of shares shown represents in each instance less than 1% of our outstanding common shares.  There were 734,941 common shares and common share units, or less than 1% of the total number of common shares, beneficially owned by all directors and executive officers of DPL and DP&L as a group at March 3, 2006.  The number of shares shown includes (i) 65,072 common shares transferred to the Master Trust for non-employee directors pursuant to the Directors’ Deferred Stock Compensation Plan, (ii) 100,000 common shares subject to presently exercisable options for current non-employee directors; none of the named executive officers or directors have any stock options that will become exercisable within 60 days of March 3, 2006, and (iii) 217,794 share units with no voting rights held by non-employee directors under the Directors’ Deferred Compensation Plan as follows: Mr. Biggs – 2,564 units (for share units acquired by Mr. Biggs as a non-employee director from February 2004 to May 2004); Mr. Bishop – 29,031 units; Ms. Graham – 1,293 units; Mr. Green – 80,865 units; Mr. Harder 2,646 units; Mr. Hillenbrand – 84,557 units; Mr. Lyles – 6,375 units; and Dr. Sifferlen – 10,464 units.

(3)                                 The number of shares shown includes common shares, restricted share units with no voting rights, and stock options that are exercisable.

(4)                                  These 15 persons include all current directors and executive officers listed under “Information About the Nominees, the Continuing Directors and Executive Officers” below.

CORPORATE GOVERNANCE

Board of Directors

Our Regulations provide that the authorized size of our Board is set at ten directors.  The number of authorized directors may be decreased to nine directors or increased to twelve directors by either the affirmative vote of two-thirds of the shareholders at a meeting of shareholders called for that purpose and for the purpose of electing directors or by the affirmative vote of a majority of the number of authorized directors.  The Board reduced the authorized size of the Board of Directors to nine members at its October 27, 2005, meeting.  The Board is divided into three classes.  The term of each directorship is three years, and the terms of the three classes are staggered in a manner so that only one class is elected by the shareholders annually.  Our Board also serves as the board of directors for The Dayton Power and Light Company (“DP&L”).

During 2005, the Board held ten meetings for the Company and held eight meetings for DP&L.  Except for Ret. General Lester L. Lyles, each director attended 75% or more of the regular and special Board and Board committee meetings on which such director served.  In addition to attendance at Board and committee meetings, the Board encourages all directors to attend our Annual Meeting of shareholders.  All members of the Board attended our 2005 Annual Meeting of Shareholders.

Independence

The Board has adopted Section 303A.02 of the listing standards of the New York Stock Exchange (the “NYSE”) for determining the independence of its members.  In applying these standards, the Board considers commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others, in assessing the independence of directors and must disclose any basis for determining that any such relationship is not material.

The Board has affirmatively determined that, currently, all of our directors, other than James V. Mahoney, President and Chief Executive Officer, and Robert D. Biggs, Executive Chairman, are independent pursuant to the standards described above.

Executive Sessions

In accordance with NYSE listing standards, our non-management directors meet regularly without management present.  The presiding director of each executive session is rotated on a successive basis among the Board Committee Chairs.

Corporate Governance Guidelines

The Board adopted a set of Corporate Governance Guidelines that, along with the charters of the Board committees, provide the framework for our governance.  The Nominating and Corporate Governance Committee is responsible for overseeing and reviewing the Corporate Governance Guidelines from time to time and for recommending any changes to the Board for approval.  The Corporate Governance Guidelines are available on our website at www.dplinc.com and are available in print to any shareholder who requests a copy.

Board Committees

The Board has established the following committees: Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee.  Each committee has its own charter.  The Board may, from time to time, establish or maintain additional committees as it deems necessary or appropriate.

The membership of the existing committees as of March 3, 2006 and the function of each committee are described below.

Director	Audit Committee	Nominating and Corporate Governance Committee	Compensation Committee
Robert D. Biggs
Paul R. Bishop		X	X*
Barbara S. Graham	X		X**
Ernie Green	X	X
Glenn E. Harder	X***		X
W August Hillenbrand	X*		X
Lester L. Lyles		X**	X
James V. Mahoney
Ned J. Sifferlen	X	X*

*Chair

**Vice Chair

***Audit Committee Financial Expert and Vice Chair

Audit Committee

The Audit Committee oversees our auditing, accounting, financial reporting and internal control functions, appoints our independent public accounting firm and approves its services.  One of its functions is to assure that the independent public accountants have the freedom, cooperation and opportunity necessary to accomplish their functions.  The Audit Committee also assures that appropriate action is taken on the recommendations of the independent public accountants.  Our Charter of the Audit Committee, which describes all of the Audit Committee’s responsibilities, is posted on our website.

The Audit Committee currently consists of the following independent directors:  W August Hillenbrand, Chair; Glenn E. Harder, Vice Chair; Barbara S. Graham; Ernie Green; and Ned J. Sifferlen.  The Board has determined that each member of the Audit Committee meets the independence requirements contained in the NYSE Corporate Governance Rules and Rule 10A-3(b)(1) of the Exchange Act and is financially literate as defined by the NYSE.  In addition, Mr. Harder qualifies as an “audit committee financial expert” within the meaning of SEC regulations.

During 2005, the Audit Committee met on seven occasions.  The Audit Committee Report appears on page 38.

Compensation Committee

The Compensation Committee makes recommendations to our Board to (i) set compensation levels for officers, (ii) approve equity incentive and other benefit plans and (iii) approve executive level employment and consulting contracts.  Our revised Charter of Compensation Committee, which describes all of the Compensation Committee’s responsibilities, is posted on our website.

The Compensation Committee is currently comprised of the following independent directors:  Paul R. Bishop, Chair; Barbara S. Graham, Vice Chair; Glenn E. Harder; W August Hillenbrand; and Lester L. Lyles.  Our Board has determined that each member of the Compensation Committee meets the independence requirements of Section 162(m) of the Internal Revenue Code.  No member of the Compensation Committee serves, or has served, as an officer or employee of the Company. In addition, no interlocking relationship exists between our Board or Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

The Compensation Committee met on seven occasions during 2005.  The Compensation Committee Report on Executive Compensation appears on pages 15-20.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for developing and implementing policies and procedures that are intended to enable the Board to meet its fiduciary obligations to the Company and our shareholders.  Among its duties, the Nominating and Corporate Governance Committee considers and recommends to the Board nominees for officers and nominees for election as directors, including nominees recommended by shareholders, annually reviews the qualification criteria for directors, oversees evaluation of the Board and management, provides input on setting goals and developing strategies to achieve employee diversity and reviews and evaluates the implementation of these strategies.  The Nominating and Corporate Governance Committee also develops and oversees the implementation of corporate governance policies, annually assesses and makes recommendations to the Board regarding our Board structure, shareholder rights plan and other shareholder protections, annually reviews the Board’s responsibilities to consider whether any revisions are appropriate, reviews compliance with our director share ownership guidelines and reviews the executive officer perquisite policies.  During intervals between Board meetings, the Nominating and Corporate Governance Committee exercises all of the powers of the Board except as provided in the Nominating and Corporate Governance Committee’s charter.  Our revised Nominating and Corporate Governance Charter, which describes all of the Nominating and Corporate Governance Committee’s responsibilities, is posted on our website.

The Nominating and Corporate Governance Committee currently consists of the following independent directors:  Ned J. Sifferlen, Chair; Lester L. Lyles, Vice Chair; Paul R. Bishop; and Ernie Green.  The Nominating and Corporate Governance Committee met on three occasions during 2005.

During 2005, the Nominating and Corporate Governance Committee adopted a new continuing education program for directors and revised and enhanced its annual self-assessment program by creating a three-part assessment strategy, including (i) a full Board assessment based upon criteria for governance supported by Institutional Shareholder Services, one of the nation’s leading independent voting advisory services, (ii) a committee assessment and (iii) an individual director assessment.  Upon the recommendation of the Nominating and Corporate Governance Committee, we participated in an external assessment of our corporate governance by Moody’s Investors Services.

Compensation of Directors

Pursuant to the Company’s Corporate Governance Guidelines, the Nominating and Corporate Governance Committee, in consultation with the Compensation Committee, is responsible for recommending the compensation program for directors.  Directors who are also our employees do not receive additional compensation for service as a director.  The following table shows compensation for non-employee directors for fiscal 2005.  Director compensation has remained unchanged from 2003.

Annual Board Retainer (for service on our Board and the DP&L Board)	$55,000
Committee Chair Retainer	$10,000
Board Meeting Fees (per meeting)	$5,000
Committee Meeting Fees (per meeting)	$4,000
Special Meeting Fees (per meeting)	$3,000

We maintain a Director Deferred Compensation Plan in which payment of directors’ fees may be deferred.  The director fees of those directors who have designated their director fees to be deferred are invested in our common share units.  Under the Director Deferred Compensation Plan, directors are entitled to receive a lump sum payment or payments in installments over a period of up to 20 years upon their retirement or resignation from the Board.

To insure that a director’s financial interests are aligned with the long-term interests of DPL and our shareholders, each director is expected to defer a minimum of 25% of their annual compensation to our restricted stock compensation plan until three times a director’s annual compensation is held in restricted stock units.

Shareholder Communications

Shareholders and other interested persons may contact the non-management directors individually or as a group by writing to such director(s) at DPL Inc., c/o Corporate Secretary, 1065 Woodman Drive, Dayton, Ohio 45432.  Shareholders may also send communications to one or more members of the Board by writing to such director(s) or to the whole Board at DPL Inc., c/o Corporate Secretary, 1065 Woodman Drive, Dayton, Ohio 45432.

Code of Business Conduct and Ethics

All directors, officers and employees must act ethically at all times and in accordance with our Code of Business Conduct and Ethics.  This code satisfies the definition of “code of ethics” pursuant to the rules and regulations of the SEC and complies with the requirements of the NYSE.

Any changes or waivers to the Code of Business Conduct and Ethics for our officers or directors may only be made by the Board or a committee thereof and must be disclosed promptly to shareholders.  Our Code of Business Conduct and Ethics is posted on our website at www.dplinc.com.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers to file reports of ownership and changes of ownership of our common shares and common share units with the SEC.  We believe that during fiscal year 2005, all filing requirements applicable to our directors and executive officers were timely met.

NOMINATION PROCESS

Role of the Nominating and Corporate Governance Committee

We have established a set of Corporate Governance Guidelines, which includes qualification criteria the Nominating and Corporate Governance Committee (the “Committee”) uses to identify individuals it believes are qualified to become directors.  In making recommendations of nominees pursuant to the Corporate Governance Guidelines, the Committee takes into consideration all factors it deems appropriate, including the potential candidate’s character, education, experience, knowledge and skills, as well as whether the candidate is “independent” as defined under the listing standards of the NYSE.  Our Directors must be ethical individuals of proven judgment and competence.

A candidate’s professional and personal background should enable him or her to acquire the knowledge and insight necessary to effectively fulfill the duties of a director.  In evaluating a candidate, the Committee also considers the extent of an individual’s leadership experience in business and administrative activities, expertise in the industries in which we operate, his or her integrity, his or her ability to bring a desired range of skills, diverse perspectives and experience to the Board, and whether he or she has the requisite time available for service as a Board member and is capable of serving the interests of the shareholders.  In assessing whether a candidate has the appropriate time to devote to Board service, the Committee will consider the number of boards of directors on which such candidate already serves.  The Committee uses the same process to evaluate all candidates, whether they are recommended by us or by one of our shareholders.  The Committee may retain a director search firm to help identify director candidates.

Candidates Proposed by Shareholders for Consideration by the Committee

The Committee has a policy to consider recommendations for director candidates submitted by shareholders.  A shareholder recommending an individual for consideration by the Committee must provide (i) evidence in accordance with the provisions of Regulation 14a-8 under the Securities and Exchange Act of 1934 of compliance with the shareholder eligibility requirements and (ii) all information regarding the candidate(s) and the security holder that would be required to be disclosed in a proxy statement filed with the SEC if the candidate(s) were nominated for election to the Board including, without limitation, name, age, business and residence addresses, principal occupation or employment and stock ownership.  Shareholders should send the required information to DPL Inc., c/o Corporate Secretary, 1065 Woodman Drive, Dayton, Ohio 45432.

In order for a recommendation to be considered by the Committee for the 2007 Annual Meeting of Shareholders, the Corporate Secretary must receive the recommendation no later than the close of business local time on November 15, 2006.  Such recommendations must be sent via registered, certified or express mail (or other means that allows the shareholder to determine when the recommendation was received by us).  Upon receipt of a properly submitted shareholder recommendation, the Corporate Secretary will send to the proposed nominee a Director Nominee Biographical Data questionnaire for completion.  The Corporate Secretary will then send any shareholder recommendations, along with the completed Director Nominee Biographical Data questionnaire(s), to the Committee for consideration at a future Committee meeting.  Individuals recommended by shareholders in accordance with these procedures will receive the same consideration as other individuals evaluated by the Committee.

In addition, our Code of Regulations permits shareholders to nominate directors at an annual meeting of shareholders or at a special meeting at which directors are to be elected in accordance with the notice of the meeting.  Shareholders intending to nominate a person for election as a director must comply with the requirements set forth in our Code of Regulations, which were filed with the SEC as Exhibit 3(b) to our Form 8-K filed on May 3, 2004, and can also be obtained, without charge, upon written request to our Corporate Secretary, whose address is DPL Inc., c/o Corporate Secretary, 1065 Woodman Drive, Dayton, Ohio 45432.  The Code of Regulations requires that we receive written notification from the record shareholder containing the information described in the second preceding paragraph above and any other information required by the Code of Regulations no later than the close of business 50 days prior to the meeting.  If, however, less than 60 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, the shareholder must send the notice to us no later than the tenth business day after notice of the meeting date is made.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Code of Regulations divides the Board into three classes, with the members of each class serving staggered three-year terms.  The Board currently consists of nine members.  The terms of Paul R. Bishop, Ernie Green and Lester L. Lyles expire this year.

The Board of Directors, acting upon the unanimous recommendation of its Nominating and Corporate Governance Committee, has unanimously nominated Messrs. Bishop, Green and Lyles for election to a term of three years expiring at the 2009 Annual Meeting of Shareholders or until their successors have been duly elected and qualified.  Each of Messrs. Bishop, Green and Lyles has consented to be named as a nominee and to serve as a director if elected.  Should any nominee become unable to accept nomination or election, the Proxy Committee will vote for the election of such other person as a director as the Board may recommend in place of such nominee.  Management does not anticipate that such an event will occur.

Information About the Nominees, the Continuing Directors and Executive Officers

The table below sets forth the names, ages, background and experience of all current directors, including the nominees, and our executive officers.

NOMINEES FOR DIRECTOR FOR THREE-YEAR TERM EXPIRING 2009

PAUL R. BISHOP

Age 62.  Director since 2003.  Chairman and Chief Executive Officer, H-P Products, Inc., Louisville, Ohio (manufacturer of central vacuum, VACUFLO, and fabricated tubing and fittings for industry) since 2001; President, H-P Products, Inc. from 1996 to 2001.  Mr. Bishop is a Director of Hawk Corporation and is a member of Stark Development Board, Mt. Union College Board and Aultman Health Foundation.

ERNIE GREEN

Age 67.  Director since 1991.  President and Chief Executive Officer, Ernie Green Industries, Dayton, Ohio (automotive components manufacturer) since 1981.  Mr. Green is a Director of Pitney Bowes Inc. and Eaton Corp.  Mr. Green is also Chairman of the Central State University Foundation.

GENERAL LESTER L. LYLES (RET.)

Age 59.  Director since 2004.  Commander of Air Force Materiel Command from April 2000 to August 2003, the 27th Vice Chief of Staff of the United States Air Force from 1999 to 2000.  General Lyles is a Trustee of Wright State University, a Director and member of the Audit Committee of General Dynamics Corp. and Director of MTC Technologies.  He is also a member of The President’s Commission on U.S. Space Policy.

CLASS OF 2007

ROBERT D. BIGGS

Age 63.  Director since 2004; Executive Chairman since May 16, 2004.  Retired Managing Partner, PricewaterhouseCoopers LLP, Indianapolis, Indiana, since October 1999; Managing Partner, PricewaterhouseCoopers LLP, July 1992 to October 1999.

W AUGUST HILLENBRAND

Age 65.  Director since 1992; Vice-Chairman since May 16, 2004.  Principal, Hillenbrand Capital Partners and Retired President and Chief Executive Officer, Hillenbrand Industries, Batesville, Indiana (a diversified public holding company that manufactures caskets, hospital furniture, hospital supplies and provides funeral planning services) since 2001; Chief Executive Officer, Hillenbrand Industries from 1989 to 2000.  Mr. Hillenbrand is a Director of Hillenbrand Industries and Pella Corporation and is a Trustee of Batesville Girl Scouts and Trustee Emeritus of Denison University.

NED J. SIFFERLEN, Ph.D.

Age 64.  Director since 2004; President Emeritus, Sinclair Community College from September 2003 to present; President, Sinclair Community College from September 1997 to August 2003.  Dr. Sifferlen is Chairman of the Board of Trustees of Good Samaritan Hospital and Samaritan Health Partners and is a Director on the Board for both Premier Health Partners and Think TV Public Television.

CLASS OF 2008

BARBARA S. GRAHAM

Age 57.  Director since 2005; Senior Vice President, Pepco Holdings, Inc. (utility holding company formed with the merger of Pepco and Conectiv) from June 2002 to July 2003; Senior Vice President of Shared Services and CIO, Conectiv (electric and gas utility formed with 1998 merger of Atlantic Energy, Inc. and Delmarva Power and Light Company) from January 1999 to June 2002; Senior Vice President, Conectiv from March 1998 to January 1999.  Ms. Graham is a Director of Artisans’ Bank and Chair of the Executive Committee of Swingin’ With a Star (a non-profit organization).

GLENN E. HARDER

Age 55.  Director since 2004.  President of GEH Advisory Services, LLC (a firm specializing in strategic advisory services) since October 2002; Executive Leader, Business Services of Baptist State Convention of North Carolina (the largest non-profit organization in North Carolina, involving over 4,000 churches and over one million members) since February 2004; Executive Vice President and Chief Financial Officer of Coventor, Inc. from May 2000 through October 2002; Executive Vice President and Chief Financial Officer of Carolina Power and Light from October 1995 through March 2000.  Prior to that, Mr. Harder held a variety of financial positions during his 16 years with Entergy Corporation, including Vice President of Financial Strategies, Vice President of Accounting and Treasurer.

JAMES V. MAHONEY

Age 60.  Director since 2004.  President and Chief Executive Officer of DPL Inc. and DP&L since May 16, 2004; President, DPL Energy LLC, a wholly-owned subsidiary responsible for wholesale and retail energy sales and marketing from January 2003 to September 2004; President, Energy Market Solutions, an energy consulting firm from August 2002 to January 2003; President and Chief Executive Officer, EarthFirst Technologies, Incorporated, a company that licenses evolving technologies for environmental and alternate energy solutions from August 2001 to August 2002; Senior Vice President, PG&E National Energy Group, a wholesale power supplier from May 1999 to July 2001; Senior Vice President, U.S. Generating Company from March 1998 to May 1999.  Mr. Mahoney serves on the boards of Rebuilding Together Dayton, Culture Works, Dayton Development Coalition and the Dayton Business Committee.  Mr. Mahoney joined us in 2003.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES NAMED ABOVE.

EXECUTIVE OFFICERS

(who are not directors)

JOHN J. GILLEN

Age 52.  Senior Vice President and Chief Financial Officer, DPL Inc. and DP&L since December 2004; Consultant, October 2003 to November 2004; Partner, PricewaterhouseCoopers LLP, from October 1990 to September 2003.  Mr. Gillen is a member of the American Institute of Certified Public Accountants.  He is also a member of the President’s Council of the Magee Rehabilitation Centre.  Mr. Gillen joined us in 2004.

MIGGIE E. CRAMBLIT

Age 50.  Vice President, General Counsel and Corporate Secretary, DPL Inc. and DP&L since January 2005; Vice President and General Counsel, DPL Inc. and DP&L from June 2003 to December 2004; Counsel and Corporate Secretary, Greater Minnesota Synergy from October 2001 to June 2003; Chief Operating Officer, Family Financial Strategies from June 1999 to May 2001; Vice President and General Counsel, Reliant Energy/Minnegasco from December 1990 to May 1999.  Ms. Cramblit is on the Executive Advisory Board of a Special Wish Foundation, a virtual mentor with Menttium Corporation, and a board member of the Foodbank, the Dayton Philharmonic Orchestra and the Miami Valley Child Development Centers.  Ms. Cramblit joined us in 2003.

ARTHUR G. MEYER

Age 56.  Vice President, DPL Inc. and DP&L from January 2005; Vice President and Corporate Secretary, DPL Inc. and DP&L from August 2002 to December 2004; Vice President, Legal and Corporate Affairs, DP&L from November 1997 to August 2002.  Mr. Meyer is Chair of the Greater Dayton Public Television Board of Trustees and is a member of the Wilberforce University Board of Trustees. He also serves on the Ohio Electric Utility Institute Board of Directors, the Miami Valley Regional Planning Commission Board of Directors, and the Capitol Square Foundation Board of Directors.  Mr. Meyer joined us in 1992.

GARY STEPHENSON

Age 41.  Vice President, Commercial Operations, DPL Inc. and DP&L since September 2004; Vice President, Commercial Operations, InterGen from April 2002 to September 2004; Vice President, Portfolio Management, PG&E National Energy Group (successor to PG&E Energy Trading) from January 2000 to April 2002; Director, Portfolio Management, PG&E Energy Trading from January 1998 to December 1999.  Mr. Stephenson joined us in 2004.

PATRICIA K. SWANKE

Age 47.  Vice President, Operations, DP&L since September 1999 (responsible for electric transmission and distribution operations); Managing Director, DP&L from September 1996 to September 1999.  Ms. Swanke serves on the Board of Trustees of the Dayton Arts Center Foundation, the Greene County Community Foundation, the K12 Gallery for Youth, and the Mayor’s Commission on Adult Literacy.  Ms. Swanke joined us in 1990.

W. STEVEN WOLFF

Age 52.  President, Power Production, DPL Inc. and DP&L since 2003; Vice President, Power Production, DPL Inc. and DP&L from August 2002 to January 2003; Director, Power Production, DP&L from January 2002 to August 2002; Manager, O.H. Hutchings Station, DP&L from August 2001 to January 2002; Captain, U.S. Navy from November 1996 to August 2001.  Mr. Wolff is a member of the Victoria Theatre Board of Directors, the Executive Board of the Miami Valley Council of the Boy Scouts of America, and the Cox Arboretum Board of Trustees.  Mr. Wolff joined us in 2001.

COMPENSATION COMMITTEE REPORT

ON EXECUTIVE COMPENSATION

The Company’s executive compensation program is administered by the Compensation Committee of the Board of Directors (the “Committee”), which is comprised entirely of independent directors.  The Committee develops and recommends to the Board compensation for all officers (currently 10), oversees all incentive plans, executive benefit plans and pension plans, and reviews executive employment and consulting contracts.  During 2005, the Committee engaged a nationally-recognized, independent compensation consulting firm to assist in its review of existing executive compensation programs and the development of a new executive compensation program.  The Committee will continue to have access to outside consultants who will provide competitive pay data, information on trends and regulatory issues affecting executive pay; perform a competitive compensation analysis of executive positions relative to market; and provide assistance with program changes and updates.

This Compensation Committee Report for fiscal year 2005 includes a discussion of (i) the Committee’s compensation philosophy and current executive compensation and benefits programs and policies; (ii) compensation for the CEO; and (iii) compensation for the Executive Chairman of the Board.  In addition, this report describes the executive compensation and benefits program that will become effective in 2006, including the 2006 Equity and Performance Incentive Plan, which is subject to shareholder approval.

Compensation Philosophy

The Committee’s philosophy is to compensate executives through a program based on short-term and long-term Company performance, as well as the individual performance of the executive.  The program is designed to be competitive to enable the Company to attract and retain the executive talent needed to perform at a high level and to provide an attractive return to shareholders.  Accordingly, the Committee has established a policy of targeting all elements of executive pay at the median of the utility industry, based on size-adjusted data from large national surveys of other utilities, while recognizing that it may occasionally be necessary to recruit certain executives from outside of the industry.  In these cases, the median of a broader group of general industry companies will be targeted.

The Committee believes that a program with a high degree of variable pay, with annual and long-term incentives, is the best way to align the pay of executives with the Company’s performance and value created for shareholders over the long-term.  Therefore, the direct compensation program consists of:

•                    Base salary linked to the executive’s role and contributions to the Company

•                    An annual cash bonus plan tied to the Company’s performance and executive performance

•                    A long-term incentive compensation program used to focus executive efforts on longer-term (greater than one year) performance that will enhance the value delivered to shareholders

In addition, the Committee provides certain executive benefits intended to provide executives with a competitive total compensation package and capital accumulation opportunities for those executives who remain with the Company over the long-term.

2005 Compensation Policies

2005 was a transition year.  The Committee was in the process of reviewing our approach to executive compensation with the intent of establishing a consistent program that did not rely on individual executive contracts and other agreements.  For 2005, the components of the executive compensation program consisted of the following:

Base Salary

The Committee reviews each executive officer’s base salary each year, as well as at the time of any promotion or other change in responsibilities.  During 2005, this review included an evaluation of executive officer salaries relative to our targeted 50th percentile philosophy.  This analysis, which was conducted by an independent consultant, showed that, in the aggregate, base salary levels for the executive team were at the market median.  In making salary adjustments for 2005, the Committee considered:

•                    The role of each executive, including the degree of complexity and impact on overall organization results for each position

•                    The level of competitiveness of each executive’s pay relative to the market

•                    Each executive’s performance for that year and expected long-term contributions to the Company

Annual Cash Incentive Plan

The Company’s Management Incentive Compensation Plan was designed to provide incentives to achieve the Company’s financial and other strategic goals each year.  Through this plan, executives share in the Company’s results through an annual cash bonus if certain performance levels are achieved.  For 2005, the goals included earnings relative to plan, the Company’s performance on certain strategic initiatives, and each executive’s individual performance on defined objectives.

Target bonus opportunities reflected each executive’s role and competitive market conditions.  Actual awards could range from zero to two times the target amount, based on performance.  The Committee approved the corporate goals at the beginning of the year and evaluated actual performance against these goals at the end of the fiscal year to determine actual awards to be paid to each executive.

Long-Term Incentive Compensation

Long-term incentive awards are used to link executive rewards to the Company’s longer-term performance and to the level of shareholder returns created.  The primary long-term incentive vehicle used in 2005 was a three-year performance plan based on the Company’s total return to shareholders relative to the S&P Utility Index.

In addition, certain executives also received payouts in 2005 from the Company’s Management Stock Incentive Plan as grants made in earlier years vested.  No new grants have been made under this program in recent years.

As part of the review of executive compensation conducted by the Committee’s outside consultant, the long-term incentive opportunities provided to executives were compared to those of other utilities.  This analysis showed that the opportunities were generally below market median levels.  The Committee’s goal is to emphasize the Company’s longer-term performance by linking a larger portion of each executive’s total compensation opportunity to the Company’s performance over the long-term, with less emphasis on pay linked to annual results.

Executive Benefits and Perquisites

The Company provided certain perquisites that were included in executive contracts or agreements and through policies adopted in previous years.  These included participation in an executive medical plan, annual physical exams, financial planning, and tax return preparation.  Not all executives participated in each of these perquisites.  The Committee’s goal in re-evaluating this portion of the executive compensation program is to provide a consistent plan for all executives aligned with current market practices.

The Company’s supplemental executive retirement program was terminated as to new participants in 2000.

2005 Compensation Decisions

Base Salaries

Each of the named executive officers was employed in 2005 pursuant to the agreements described under “Employment Agreements” below.  Salary changes for these executives were considered in 2005, based on the criteria described above in the “Compensation Policies” section.  Based upon the criteria stated above, the following 2005 base salaries were approved for the named executive officers:

Named Executive Officer	2005 Base Salary		Percentage Increase (2005 to 2004)

Robert D. Biggs	$500,000	(1)	200%
James V. Mahoney	$520,000		4.0%
John J. Gillen	$320,000		0	%(2)
Patricia K. Swanke	$260,000		4.0%
W. Steven Wolff	$272,950		3.0%

(1)          Mr. Biggs’ 2005 base salary determination was included in his amended employment agreement approved August 31, 2005.

(2)          Mr. Gillen was hired in late December 2004.

Annual Incentives

Individual bonuses were determined based on the Company’s earnings performance during 2005, as well as performance on a number of strategic initiatives.  Target opportunities ranged from 32% to 100% of base salary, depending on each executive’s role.  Based on achievement of the Company’s earnings at the high end of earnings guidance as well as the Committee’s view that we successfully completed a number of critical strategic initiatives, including optimization of operating efficiency, management of operating and capital budgets, management of fuel costs, operating cash flow and customer satisfaction, bonuses for 2005 were paid at 214% of target, on average, for the named executive officers, and at 206% of target for the whole executive officer group.

Long-Term Incentives

The executives participated in the 2003-2005 performance cycle under the Company’s long-term incentive plan, which provides for cash payments if we achieve certain levels of total shareholder return (stock price increases plus dividends) relative to the S&P Utility Index.  Target awards, which range from 50% to 90% of salary are paid under the current plan if the Company achieves 65th percentile performance.  For this three-year performance period, the Company performed at the 76th percentile, resulting in an award equal to 128% of the target amount for each executive.

For certain executives, awards are paid out immediately upon the Committee’s authorization of the results; while others vest in these awards over a three year period.

CEO Compensation

Mr. Mahoney’s salary was increased to $520,000 in 2005 based on the Committee’s assessment of his individual performance and the Company’s performance.  He received a $650,000 annual incentive bonus under the Management Incentive Compensation Plan equal to 126% of salary due to the Company’s strong performance in 2005 as exemplified in the following accomplishments:  (i) negotiated and implemented the sale of the financial asset portfolio, providing the Company with liquidity to improve its capital structure; (ii) obtained regulatory approval of the rate stabilization plan benefiting both customers and shareholders; (iii) developed a capital spending strategy to lower the Company’s fuel cost; and (iv) achieved operating and financial goals.

Mr. Mahoney also earned an award under the Long-Term Incentive Plan that was consistent with the other executives, as described above.  The value of his award was $576,000, which represented 128% of his target opportunity for achieving 76th percentile total shareholder return relative to the S&P Utility Index.  One-third of this award is payable immediately to Mr. Mahoney, while the remaining two-thirds will be payable in equal installments at the end of 2006 and the end of 2007.  In addition, Mr. Mahoney received his vested payment from the 2002-2004 and 2003-2005 performance cycles, which represented one-third of the award earned for each cycle.

No stock options were granted to Mr. Mahoney in 2005, although he received grants in 2003 and in 2004.

Executive Chairman Compensation

The Company entered into an amended employment agreement with Mr. Biggs during 2005 to extend his services with us through June 2006.  Pursuant to this agreement, Mr. Biggs’ salary was increased to $500,000 to better reflect his role and responsibilities.  The Committee awarded Mr. Biggs 350,000 stock options pursuant to his amended employment agreement.

Mr. Biggs also received a bonus under the Company’s Management Incentive Compensation Plan in the amount of $1,000,000.  Of this amount, $500,000 was guaranteed under his amended employment agreement.  The Committee awarded the additional amount in recognition of Mr. Biggs’ valuable leadership efforts, dedication and contributions to our success during 2005.  Mr. Biggs’ accomplishments included, without limitation, (i) strengthening the Company’s capital structure through debt reduction and equity buybacks; (ii) leading efforts to attract a new director to the Board of Directors and strengthening governance policies; (iii) improving relationships with the Public Utilities Commission of Ohio (“PUCO”), financial community and the rating agencies; and (iv) developing the new executive compensation and benefits program to retain and attract key talent and focus on creating value for Company stakeholders.

In addition, in March 2005 the Board approved an award of $500,000 to Mr. Biggs in recognition of his leadership in the successful completion of the sale of the Company’s financial asset portfolio.

Mr. Biggs does not participate in the Company’s Long-term Incentive Plan.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code generally limits to $1 million the federal tax deductibility of compensation paid in one year to the named executive officers.  There is an exception to the $1 million limitation for performance-based compensation if certain requirements are met.  To the extent possible, the Committee seeks to preserve the deductibility of compensation, but retains the right to provide non-deductible compensation if necessary to meet other objectives.

Description of New Executive Compensation and Benefits Program

As discussed above, the Company’s philosophy is to compensate executives through a combination of individual employment agreements supplemented by various plans that provided for annual and long-term compensation.  The Committee and the Board felt that this framework of agreements was out of sync with current market practices and led to inconsistencies in the way executives were compensated.  The Committee therefore retained an independent consultant to assist in establishing a compensation program that would apply to executives on a consistent basis and that was aligned with market practices and the Committee’s pay philosophy.

A new program, which replaces the existing employment contracts and other compensatory arrangements, was approved by the Board on February 23, 2006 upon the Committee’s recommendation.  The Committee has determined that the named executive officers (other than the Executive Chairman), Vice President, General Counsel and Corporate Secretary; Vice President, Commercial Operations; Vice President; Treasurer; and Corporate Controller will be eligible to participate under this new executive compensation and benefits program, subject to their execution of a Participation Agreement and Waiver.  The President and Chief Executive Officer; President, Power Production; Vice President, Operations; Vice President, General Counsel and Corporate Secretary; Vice President, Commercial Operations; Vice President; Treasurer; and Corporate Controller have each executed a Participation Agreement and Waiver.  Notwithstanding the termination of the prior employment agreements, certain of the officer’s Participation Agreement and Waiver preserves various rights, including, without limitation, the right to receive reimbursement for relocation expenses, the right to receive payments under the 2003 Long-Term Incentive Plan as they vest, the right to exercise previously granted options, the right to receive certain medical benefits and the right to receive vested stock incentive units.

The new executive compensation and benefits program includes:

1.               Executive Incentive Compensation Plan (“EICP”) - Provides an annual cash incentive opportunity based upon attainment of defined objectives.  For executives, 75% of the award opportunity will be based on corporate performance and 25% on the achievement of business unit/functional goals.  Payouts will be based on achievement of goals and a payout schedule with threshold, target and maximum levels.  Threshold payouts will be set at 50% of the target and maximum payouts at 200% of the target.  An individual performance factor ranging from 0.5% to 1.5% will be assigned to each executive.  The individual application of the performance factors will not result in an increase of the total Incentive Bonuses that would have been paid without the application of the individual factors.  No incentive bonus will be payable for any year in which the Company has reduced dividends.

2.               Equity Performance Incentive Plan (“EPIP”) – This plan will provide the Committee with the ability to use a variety of long-term incentive vehicles.  Under the current executive compensation program, the Committee will grant performance shares to executives, who will be able to earn these shares if the Company’s total shareholder return reaches certain levels relative to the S&P Utility Index.  The Committee believes that the use of shares will enhance the link between executives and shareholders.  The EPIP is subject to shareholder approval.

3.               Supplemental Executive Defined Contribution Retirement Plan (“SERP”) – A non-qualified defined contribution plan that provides for covered executives to receive an annual contribution equal to 15% of the executive’s annual base salary plus EICP award above the Internal Revenue Code 401(a)(17) limits, which for 2006 is $220,000.  Executives will be vested in these amounts after 5 years of service.

4.               Executive Perquisites – Existing annual perquisites will be replaced by an annual perquisite allowance that will be provided to executives.  This $20,000 allowance can be used by executives to purchase supplemental benefits and perquisites of their choosing, such as supplemental life insurance or executive medical benefits.  The Company will no longer offer perquisites such as executive medical benefits, annual physicals, or financial planning.

5.               Severance Pay and Change of Control Plan – This plan replaces existing change of control and severance arrangements for the nine executives and lowers the benefits to be provided in the event of a change of control for most executives.  Under the new plan, if an executive is terminated prior to a change of control without cause, the executive will receive one year of base salary plus target EICP.  Following a change of control, if an executive is terminated without cause or for good reason during the one year period (two years for the CEO) following a change of control, the executive will receive a lump sum payment equal to two times (three times for the CEO) the sum of the executive’s base salary plus target EICP.

This new program will go into effect for 2006.

The Committee is pleased to submit this report to the Company’s shareholders.

Members of the Compensation Committee:

Paul R. Bishop, Chair
Barbara S. Graham, Vice Chair
Glenn E. Harder
W August Hillenbrand
Lester L. Lyles

Summary Compensation Table

EXECUTIVE COMPENSATION

Set forth below is certain information concerning the compensation of the Chief Executive Officer and each of our four most highly compensated executive officers for the last three fiscal years, for services rendered in all capacities.

		Annual Compensation				Long-Term Compensation
Name and Principal Position	Year	Salary	Bonus		Other Annual Compensation (1)	Securities underlying Options	LTIP (2)		All Other Compensation (3)
		($)	($)		($)	(#)	($)		($)
James V. Mahoney	2005	515,000	650,000		49,109	—	586,000	(5)	—
President and Chief	2004	471,000	269,000		35,992	20,000	398,000	(4)	—
Executive Officer	2003	425,000	150,000		5,179	100,000	184,000		259,653
DPL Inc. and DP&L

Robert D. Biggs	2005	500,000	1,500,000	(7)	259,077	350,000	—		101,560
Executive Chairman	2004	149,000	500,000		65,759	200,000	—		1,936,925
DPL Inc. and DP&L	2003	—	—		—	—	—		—

John J. Gillen	2005	319,000	300,000		95,791	—	85,300	(6)	50,934
Senior Vice President	2004	—	—		—	30,000	—		—
Chief Financial Officer	2003	—	—		—	—	—		—
DPL Inc. and DP&L

Patricia K. Swanke	2005	258,000	250,000		2,503	—	205,000		119,998
Vice President, Operations	2004	249,000	143,000		4,539	—	270,000	(4)	67,692
DP&L	2003	230,000	80,000		1,061	—	193,000		35,797

W. Steven Wolff	2005	271,000	200,000		85,884	—	205,000		—
President, DPL Power	2004	263,000	119,000		33,562	—	234,000	(4)	—
Production	2003	250,000	113,000		14,905	—	279,000		—
DPL Inc. and DP&L

(1)          See details of “Other Annual Compensation” in the table “DPL Inc. Other Annual Compensation Detail” below.

(2)          Amounts in this column represent annualized incentives earned based on achievement of predetermined total return to shareholder measures and under a long-term incentive program.  In 2005, 2004 and 2003, total return to shareholders met the criteria, and incentive amounts were earned.

(3)          See details of “All Other Compensation” in the table “DPL Inc. All Other Compensation Detail” below.

(4)          Includes interest on the 2004 LTIP awards as follows:  Mr. Mahoney-$4,000; Ms. Swanke-$10,000; and Mr. Wolff-$14,000.

(5)          Mr. Mahoney’s LTIP award for 2005 was $576,000 of which one third ($192,000) was payable immediately upon grant and the remaining two-thirds will vest equally at the end of 2006 and 2007.  The balance of Mr. Mahoney’s LTIP Compensation paid in 2005 consisted of awards earned in 2004 ($210,000) and 2003 ($184,000), which were vested and paid in 2005.

(6)          Mr. Gillen’s LTIP award for 2005 was $256,000 of which one third ($85,300) was payable immediately upon grant and the remaining two-thirds will vest equally at the end of 2006 and 2007.

(7)          Includes $500,000 paid in recognition of Mr. Biggs’ significant leadership in the successful sale of the Company’s financial asset portfolio.

DPL Inc. Other Annual Compensation Detail

Officer/ Director	Year	Personal Use of Plane (No Gross-Up)	Commuting Plane Use or Airfare (Gross-Up)	Medical Expenses (Gross-Up)	Corporate Car Usage (Gross-Up)	Group Term Life Insurance	Financial Planning (Gross-Up)	ESOP/ 401(k)	TOTAL
		($)	($)	($)	($)	($)	($)	($)

Mahoney	2005	32,859	—	7,726	—	7,524	—	1,000	49,109
	2004	8,338	—	21,751	—	4,903	—	1,000	35,992
	2003	—	—	—	—	4,179	—	1,000	5,179

Biggs	2005	58,738	191,402	—	4,535	4,402	—	—	259,077
	2004	18,751	42,038	—	3,201	1,769	—	—	65,759
	2003	—	—	—	—	—	—	—	—

Gillen	2005	—	81,017	—	11,342	2,432	—	1,000	95,791
	2004	—	—	—	—	—	—	—	—
	2003	—	—	—	—	—	—	—	—

Swanke	2005	—	—	1,413	—	90	—	1,000	2,503
	2004	—	—	3,449	—	90	—	1,000	4,539
	2003	—	—	—	—	61	—	1,000	1,061

Wolff	2005	790	—	65,963	—	138	17,993	1,000	85,884
	2004	3,041	—	22,249	—	133	7,139	1,000	33,562
	2003	6,659	—	—	—	141	7,105	1,000	14,905

DPL Inc. All Other Compensation Detail

Officer/ Director	Year	Annuity		Annuity Gross-Up Amount	Board Fees	Temporary Living & Relocation (Gross-Up	Legal Services	Stock Incentive Units	TOTAL
		($)		($)	($)	($)	($)	($)	($)

Mahoney	2005	—		—	—	—	—	—	—
	2004	—		—	—	—	—	—	—
	2003	—		—	—	259,653	—	—	259,653

Biggs	2005	—		—	—	52,431	49,129	—	101,560
	2004	897,345	(1)	671,166	348,000	20,414	—	—	1,936,925
	2003	—		—	—	—	—	—	—

Gillen	2005	—		—	—	50,934	—	—	50,934
	2004	—		—	—	—	—	—	—
	2003	—		—	—	—	—	—	—

Swanke	2005	—		—	—	—	—	119,998	119,998
	2004	—		—	—	—	—	67,692	67,692
	2003	—		—	—	—	—	35,797	35,797

Wolff	2005	—		—	—	—	—	—	—
	2004	—		—	—	—	—	—	—
	2003	—		—	—	—	—	—	—

(1)          See the description of Mr. Biggs’ employment agreement in the section of this Proxy Statement entitled “Employment Agreements” for a description of the annuity.

Option Grants in Last Fiscal Year

The following table sets forth information concerning individual grants of stock options made to the named executive officer(s) during the fiscal year ended December 31, 2005.

	Individual Grants
Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year	Exercise Price	Expiration Date	Grant Date Present Value (1)
	(#)		($/Sh)		($)
Robert D. Biggs	350,000(2)	100%	$26.82	08/31/08	$1,330,000

(1)          The grant date present value was determined using the Black-Scholes pricing model. Significant assumptions used in the model were: expected volatility 26%, risk-free rate of return 3.8%, dividend yield of 3.7% and time of exercise 3 years.

(2)          Options granted pursuant to our Stock Option Plan on August 31, 2005. These options vest and become exercisable on June 30, 2006.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth information concerning exercise of stock options during fiscal year 2005 by each of the named executive officers and the fiscal year-end value of unexercised options.

Name	Shares acquired on exercise	Value realized	Number of securities underlying unexercised options at fiscal year end (#)		Value of unexercised in-the- money options at fiscal year end (1) ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
	(#)
James V. Mahoney	—	—	80,000	40,000	630,000	405,200
Robert D. Biggs	—	—	100,000	450,000	507,000	225,000
John J. Gillen	—	—	10,000	20,000	10,100	20,200
Patricia K. Swanke	—	—		50,000	—	—

(1)          Unexercised options were in-the-money if the fair market value of the underlying shares exceeded the exercise price of the option at December 31, 2005.

Equity Compensation Plan Information

The following table sets forth certain information as of December 31, 2005, with respect to our equity compensation plans under which shares of our equity securities may be issued.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans excluding securities reflected in column (a)
Equity compensation plan approved by security holders:

DPL Inc. Stock Option Plan	5,486,500(4)	$ 21.86	1,488,500

Equity compensation plans not approved by security holders:

Directors’ Deferred Stock Compensation Plan (1)	438,106	N/A	See Notes(1) and (3)

Management Stock Incentive Plan (2)	1,237,905(4)	N/A	0(2)(3)

Total	7,162,511

(1)          The Directors’ Deferred Stock Compensation Plan (the “Directors’ Stock Plan”) provided for the annual award of our common shares to non-employee directors for services as a director. All shares awarded under the Directors’ Stock Plan are transferred to the Master Trust. The Directors’ Stock Plan does not have a stated maximum number of shares.

(2)          The Management Stock Incentive Plan provided for the award of Stock Incentive Units (“SIUs”) to executives. Earning of SIUs was dependent on the achievement of long-term incentives, including our performance over various performance periods. For each SIU that was earned and vested, a participant received the equivalent of one DPL common share plus dividend equivalents from the date of award. New awards under the Management Stock Incentive Plan were discontinued in 2000 upon approval of our Stock Option Plan.

(3)          We have provided for our obligations under the Directors’ Deferred Stock Compensation Plan and the Management Stock Incentive Plan by market purchases of our common shares by the Master Trust. Accordingly, issuance of shares to directors or executives under these plans will not increase the number of our common shares issued.

(4)          Included under both the Stock Option Plan and the Management Stock Incentive Plan are options and SIUs awarded to Peter H. Forster, former Chairman; Stephen F. Koziar, Jr., former President and Chief Executive Officer; and Caroline E. Muhlenkamp, former Group Vice President and interim Chief Financial Officer. We have initiated legal proceedings challenging the validity of certain options and SIUs awarded and seeking forfeiture of their options.

Pension Plans

The following table sets forth the estimated total annual benefits payable under the DP&L Retirement Income Plan to named executive officers at normal retirement date based upon years of credited service and final average annual compensation (including base and incentive compensation) for the three highest years during the last five years:

	Total Annual Retirement Benefits for Years of Credited Service at Age 65
Final Average Annual Earnings	10 Years	15 Years	20 Years	30 Years
$210,000	$49,398	$74,097	$98,796	$132,417

The years of credited service are: Mr. Mahoney – 2 years; Mr. Biggs – (not applicable due to employment agreement); Mr. Gillen – 0 years; Ms. Swanke – 14 years; and Mr. Wolff – 3 years. Benefits are computed on a straight-life annuity basis, are subject to deduction for Social Security benefits and may be reduced by benefits payable under retirement plans of other employers.

Deferred Compensation Distributions

We maintain a Key Employee Deferred Compensation Plan (the “DCP”) and a 1991 Amended Directors’ Deferred Compensation Plan (the “Directors’ DCP” and collectively with the DCP, the “Deferred Compensation Plans”) for certain officers, directors and other key employees. The Deferred Compensation Plans generally enable participants to defer all or a portion of their cash compensation earned in a particular year. If an individual elects to defer any amount, such deferred amounts are reported as compensation in the year earned and are credited to the individual’s deferred compensation plan account. We have provided for our obligations to participants through a trust, which is included in the Consolidated Balance Sheet in “Other Assets – Other.” Deferred compensation plan account balances accrue earnings based on the investment options selected by the participant. Interest, dividends and market value changes are reflected in the individual’s deferred compensation plan account. Deferred compensation plan account balances generally are paid following the termination of the participant’s employment with us, in a lump sum or over time as determined by the participant’s deferral election form, and in-service distributions generally are not allowed. In certain circumstances the plan provides for a 10% penalty for early withdrawal. Payments under the DCP are in cash or our common shares, provided that distributions attributable to investments in our common shares must be paid in common shares. Certain purported amendments to the Deferred Compensation Plans purportedly made in December 2003 had the effect of eliminating some of these restrictions for certain former senior executives and enabling these former executive officers to receive cash distributions from their deferred compensation balances. We have initiated legal proceedings challenging the validity of these purported amendments and the distributions. (See “Certain Legal Proceedings.”)

We have also maintained a Management Stock Incentive Plan (the “MSIP” and together with the Deferred Compensation Plans, the “Plans”) for key employees selected by the Compensation Committee. New awards under the MSIP were discontinued in 2000. Under the MSIP, the Compensation Committee granted SIUs to MSIP participants, with each SIU representing one DPL common share. SIUs were earned based on the achievement of performance criteria set by the Compensation Committee and vested over time (subject to acceleration of earning and vesting on the occurrence of certain events or at the discretion of our Chief Executive Officer or the Compensation Committee). Earned SIUs were credited to a participant’s account under the MSIP and accrue dividends like our common shares. Under the MSIP, earned and vested SIUs were to be paid in our common shares in a lump sum or over time as determined by the participant’s deferral election.

We have initiated legal proceedings which challenge the validity of purported amendments to the MSIP and DCP. (See “Certain Legal Proceedings.”) Notwithstanding this challenge to the validity of the purported amendments to the Plans, we have accounted for the Plans as they have been administered.

We maintain a Supplemental Executive Retirement Plan (“SERP”). In February 2000, the Compensation Committee approved certain modifications to the SERP. We have initiated legal proceedings in which we challenge the validity of certain amendments to the SERP and distributions relating to the SERP made to our former executive officers. (See “Certain Legal Proceedings.”)

Employment Agreements

A new program, which replaces the existing employment contracts and other compensatory arrangements, was approved by the Board on February 23, 2006 upon the Committee’s recommendation. The Committee has determined that the named executive officers (other than the Executive Chairman) and the Vice President, General Counsel and Corporate Secretary; Vice President, Commercial Operations; Vice President; Treasurer; and Corporate Controller will be eligible to participate under this new executive compensation and benefits program, subject to their execution of a Participation Agreement and Waiver. The President and Chief Executive Officer; President, Power Production; Vice President, Operations; Vice President, General Counsel and Corporate Secretary; Vice President,Commercial Operations; Vice President; Treasurer; and Corporate Controller have each executed a Participation Agreement and Waiver. Notwithstanding the termination of the prior employment agreements, certain of the officer’s Participation Agreement and Waiver preserves various rights, including, without limitation, the right to receive reimbursement for relocation expenses, the right to receive payments under the 2003 Long Term Incentive Plan as they vest, the right to exercise previously granted options, the right to receive certain medical benefits and the right to receive vested stock incentive units.

The employment agreements for each of the named executive officers that were in effect during 2005 are summarized below. The employment agreements for Mr. Biggs, who is not eligible for the new executive compensation and benefits program, and for Mr. Gillen are still in effect.

Robert D. Biggs

Mr. Biggs has served as the Chairman of the Board of Directors of DPL and DP&L since May 16, 2004, and he was appointed Executive Chairman of DPL and DP&L pursuant to an employment agreement, dated July 21, 2004, and effective as of May 16, 2004. We and DP&L signed an amended and restated employment agreement with Mr. Biggs on August 31, 2005. The term of Mr. Biggs’ amended and restated employment agreement is through June 30, 2006, unless terminated, with or without cause, by us, DP&L or Mr. Biggs upon 90 days written notice; provided that we or DP&L may terminate Mr. Biggs for cause without prior notice. The agreement also automatically terminates upon Mr. Biggs’ death or disability. Mr. Biggs’ agreement includes non-compete and confidentiality provisions.

Compensation and Indemnification

Mr. Biggs’ agreement provides for (i) an annual base salary of $500,000; (ii) his eligibility to receive an annual bonus under the Management Incentive Compensation Plan (“MICP”) with a guaranteed minimum of at least $500,000; (iii) stock options to purchase 350,000 shares of Company common stock at an exercise price to be determined pursuant to our Stock Option Plan and that will vest and become exercisable on June 30, 2006; and (iv) term life insurance policy with a death benefit of $1,000,000. (We have satisfied this insurance obligation by purchasing a policy with a death benefit of $500,000 and self-insuring the balance.) In addition, we will provide Mr. Biggs with the use of corporate aircraft in connection with his travel between Dayton and his home in Florida and will pay a tax gross-up in respect of such use. Previously in October 2004, pursuant to his initial employment agreement, we awarded

Mr. Biggs 200,000 options to purchase our common shares at an exercise price determined under the Stock Option Plan with half of the options vesting on May 16, 2005, and the balance vesting on May 16, 2006.

Further, Mr. Biggs retired as a Managing Partner of PricewaterhouseCoopers LLP (“PwC”) in 1999 and received retirement benefits from PwC which, if continued, could have affected whether PwC qualified as our independent auditing firm. PwC was our and DP&L’s independent auditor until March 2003 and was required to give its consent to the filing of our 2003 Form 10-K. In order for PwC to continue to qualify as an independent auditor, Mr. Biggs agreed to accept his retirement benefit from PwC in the form of an annuity which provides an annual retirement benefit that is $71,000 less than the amount he previously received from PwC directly. To compensate Mr. Biggs for the resulting reduction in his PwC retirement benefits, we and DP&L purchased an annuity that pays Mr. Biggs $71,000 per year for life in addition to the compensation described above. We and DP&L will also provide Mr. Biggs with gross-up payments for any income taxes incurred by him in connection with the annuity such that Mr. Biggs is in the same after-tax position as if no income taxes had been imposed. Upon Mr. Biggs’ death, Mr. Biggs’ spouse will receive an annual amount equal to 30% of the total annuity payable to Mr. Biggs for life. This arrangement will continue to be binding even if Mr. Biggs no longer serves as Executive Chairman.

Mr. Biggs’ agreement states that we and DP&L will indemnify him against any and all losses, liabilities, damages, expenses (including attorney’s fees), judgments and amounts paid in settlement incurred by Mr. Biggs in connection with any claim, action, suit or proceeding (whether civil, criminal, administrative or investigative), including any action by or in the right of either us or DP&L, by reason of any act or omission to act in connection with the performance of his duties under the agreement to the full extent that we and DP&L are permitted to indemnify a director, officer, employee or agent against the foregoing under the respective Codes of Regulations of DPL and DP&L and Ohio law, including without limitation, Section 1701.13(E) of the Ohio Revised Code.

Termination

If Mr. Biggs’ employment is terminated for any reason, Mr. Biggs’ agreement provides for (i) his annual base salary through the date of his termination and (ii) any accrued benefits under our and DP&L’s compensation or benefit plans or arrangements in accordance with their terms, including any unpaid bonuses payable in respect of a completed fiscal year.

If Mr. Biggs’ employment is terminated without cause prior to a change of control, in addition to the payments and benefits described above, Mr. Biggs’ agreement provides for (i) a lump sum cash payment equal to his annual base salary; (ii) any MICP amounts earned or otherwise payable as calculated under the agreement; (iii) continued benefits for up to one year after employment is terminated; and (iv) the vesting of all awarded stock options; provided that Mr. Biggs executes and delivers a release pursuant to which he fully and unconditionally releases any claims that he may have against us or DP&L.

Change of Control

If on June 30, 2006, we are in discussions with a potential acquirer relating to a transaction which could result in a change of control, Mr. Biggs can extend his employment contract for six-month successive periods. If a change of control occurs while Mr. Biggs is employed by us, besides the amount he is to receive as set forth in the first paragraph above under “Termination,” Mr. Biggs’ agreement provides for (i) a lump sum cash payment equal to the sum of (a) 200% of the annual base salary plus an average of the sum of (a) $500,000 and (b) the award payment made to Mr. Biggs under the MICP for the three years preceding the date of termination or for the number of years he has participated in the MICP, if less than three, including any deferrals; (ii) any MICP amounts earned or otherwise payable as calculated under the agreement; (iii) a gross-up payment if any excise tax is imposed upon a change of control such that Mr. Biggs is in the same after-tax position as if no excise tax was imposed; (iv) the continuation of his benefits for up to three years following his termination; and (v) the vesting of all of his awarded stock options; provided that Mr. Biggs executes and delivers a release pursuant to which he fully and unconditionally releases any claims that he may have against us or DP&L. If payments to Mr. Biggs are made under the first subparagraph above due to a change in control, Mr. Biggs shall also receive one-half of the amount calculated under the first subparagraph above in consideration of his compliance with certain non-compete and confidentiality provisions of his agreement.

The passage of our comprehensive executive compensation and benefits program on February 23, 2006, does not impact Mr. Biggs’ amended and restated employment agreement or management stock option agreements.

James V. Mahoney

Mr. Mahoney has served as the President and Chief Executive Officer of the Company and DP&L from May 16, 2004, pursuant to an employment agreement dated December 14, 2004. Prior to this promotion, Mr. Mahoney served as President of DPL Energy, LLC from January 2003 until May 16, 2004. The term of Mr. Mahoney’s employment agreement was indefinite until terminated by us or Mr. Mahoney, with or without cause, upon 90 days’ written notice, provided that we could terminate the agreement with cause without prior notice. The agreement also automatically terminated upon Mr. Mahoney’s death or disability.

Compensation

Mr. Mahoney’s agreement provided for (i) an annual base salary of not less than $500,000; (ii) participation in the MICP, in which during 2005, he had the opportunity to earn $250,000 at 100% of the target performance; (iii) participation in the our Long Term Incentive Plan (“LTIP”), in which during 2005, he had the opportunity to earn $450,000 at 100% of target performance; (iv) stock options to purchase up to 20,000 shares of common stock; and (v) such fringe benefits (including medical, life and disability insurance benefits and qualified retirement benefits) as were generally made available to other executive level employees. Awards earned pursuant to the LTIP would vest in three equal installments on December 31 of each year, commencing with the year in which an award was granted.

Termination

If Mr. Mahoney’s employment was terminated (i) for cause as defined in the employment agreement, or (ii) due to his death or disability, or (iii) for any reason at any time, Mr. Mahoney’s employment agreement provided for (a) a lump sum cash payment to Mr. Mahoney equal to the sum of his unpaid base salary through the date of termination; (b) the amount of any awards, with respect to any completed period which, pursuant to the MICP or LTIP, had been earned but not yet paid; and (c) payment of any other accrued benefits to which Mr. Mahoney was entitled through the date of termination. If Mr. Mahoney terminates his employment for any reason at any time, we agree to pay an additional amount equal to his annual base salary.

If we or DP&L terminated Mr. Mahoney’s employment without cause and a change of control had not occurred or was not pending, Mr. Mahoney’s employment agreement provided for (i) the benefits described in the paragraph above; (ii) the amount of any awards, with respect to any completed period which, pursuant to the MICP and LTIP, had been earned but were not vested through the date of termination; and (iii) continued coverage under the health benefit plan for executive employees at the same cost and terms as in effect immediately prior to the date of notice of (a) the first anniversary of his termination date or (b) the date an essentially equivalent benefit was made available to Mr. Mahoney at substantially similar cost, provided that in order to secure these payments, Mr. Mahoney executed and delivered a release pursuant to which he fully and unconditionally released any claims that he may have had against us and our affiliates.

Change of Control

If we terminated Mr. Mahoney’s employment within 12 months of a change of control and (i) such termination was without cause or (ii) Mr. Mahoney resigned for “Good Reason” as defined in the employment agreement (“Good Reason” was defined as (i) assignment of duties without his express consent inconsistent with the written objectives of his position, a change in his reporting responsibilities, his removal from or any failure to re-elect Mr. Mahoney to his position or office; (ii) failure to have his annual base salary raised when salary adjustments are historically made; (iii) a reduction in his base salary; (iv) failure by us or DP&L to continue a benefit plan, including incentive plans; (v) the relocation of our principal executive offices outside of Montgomery County, Ohio, if at the time of a change of control, Mr. Mahoney is based at the principal offices; (vi) being required to base more than fifty miles from the location he was based at the time of the change of control or the failure to reimburse for moving expenses, if Mr. Mahoney consents to moving his base and permanent residence; (vii) excessive travel that necessitates overnight absences; (viii) the failure by us or DP&L to obtain the assumption of his agreement by any successor; (ix) termination without cause or without being provided with a notice of termination; or (x) we terminate Mr. Mahoney’s employment without cause or without notice of termination), Mr. Mahoney’s employment agreement provided for (a) the benefits listed in the first paragraph under “Termination” above; (b) a lump sum cash payment equal to 200% of the sum of (A) Mr. Mahoney’s annual base salary (before deduction of employee deferrals) at the highest of (aa) the rate in effect on the date of termination or (bb) the rate in effect at the time of the change in control; plus (B) the average of the last three (or the number of years he has participated if less than three) annual award payments made to him prior to the date of termination pursuant to the MICP or LTIP, including any portion deferred to his deferred compensation plan account; (c) the amount of any MICP or LTIP award earned with respect to a completed period but unvested as of termination, or if the termination preceded the actual determination of such incentive compensation (under the MICP or LTIP) or the completion of a period in which he could have earned such incentive compensation, an amount equal to the average of the award payments made to him under the MICP or LTIP (as applicable) for the three years preceding the date of termination (or for the number of years he had participated in such plan if less than three), including any portion deferred to his deferred compensation plan account; (d) continuation of all life, medical, accident and disability insurance for Mr. Mahoney and his eligible dependents until the third anniversary of the date of termination or the date an essentially equivalent benefit was made available to Mr. Mahoney by a subsequent employer; thereafter, Mr. Mahoney would have had the right to have assigned to him at no cost any such insurance coverage on Mr. Mahoney owned by us; and (e) a gross-up payment equal to any net amounts paid by Mr. Mahoney for any excise tax owed under Section 4999 of the Internal Revenue Code of 1986 for payments made to Mr. Mahoney under this employment agreement, such that Mr. Mahoney was in the same after-tax position as if no excise tax was imposed.

Upon a change of control, Mr. Mahoney’s employment agreement stated that we would transfer cash or other property in an amount sufficient to fund all change of control benefits and payments to the Amended and Restated Master Trust.

John J. Gillen

Mr. Gillen serves as one of our executive officers since December 21, 2004, pursuant to an employment agreement dated as of December 21, 2004. The term of Mr. Gillen’s employment agreement is annually renewable but otherwise indefinite until terminated by either Mr. Gillen or us, with or without cause, upon 90 days’ notice; provided that we may terminate the agreement with cause without prior notice. The agreement also terminates automatically upon Mr. Gillen’s death or disability.

Compensation

Mr. Gillen’s agreement provides for (i) an annual base salary of not less than $320,000; (ii) participation in such short-term and long-term bonus, incentive compensation, deferred compensation and similar plans as we or the Compensation Committee determines; and (iii) such fringe benefits as are generally made available to all other employees, the Executive Medical Plan, the annual physical program and financial planning services in effect from time to time. In addition, Mr. Gillen was granted stock options allowing Mr. Gillen the opportunity to purchase up to 30,000 shares of Company common stock. Such stock options vest ratably over the first three anniversaries of the effective date of his employment agreement.

Termination

If Mr. Gillen’s employment is terminated without “cause,” then the agreement provides for (i) the payment of his unpaid base salary earned through the date of termination; (ii) any MICP or LTIP with respect to any completed periods or otherwise earned by Mr. Gillen; (iii) any and all accrued benefits in which Mr. Gillen is entitled; (iv) an amount equal to the sum of one years’ base salary and the amount of Mr. Gillen’s target MICP bonus for the year of termination; and (v) continued executive healthcare coverage until either the sooner of one year from the date of termination or the date Mr. Gillen receives a substantially similar health care package at substantially the same cost, provided that Mr. Gillen executes and delivers a release pursuant to which he fully and unconditionally releases any claims he has against us and our affiliates.

“Cause” for purposes of Mr. Gillen’s employment agreement is defined as (i) commission of a felony; (ii) embezzlement; (iii) the illegal use of drugs; or (iv) in the absence of a change-in-control, the failure by Mr. Gillen to substantially perform his duties hereunder (other than any such failure that resulted from his physical or mental illness or other physical or mental incapacity) as reasonably determined by us. If Mr. Gillen’s employment is terminated for “cause,” he is to receive the compensation listed in subparagraphs (i) to (iii), inclusive as listed in the immediately preceding paragraph.

Change of Control

If Mr. Gillen’s employment is terminated within 36 months of a change of control, Mr. Gillen’s agreement provides for (i) his receipt of the compensation listed in subparagraphs (i) to (iii), inclusive as listed in the second preceding paragraph; (ii) an amount equal to 200% of the sum of his annual base salary, before deduction of any deferred amounts, and the average of the award payments made under the MICP for the three years preceding the date of termination or for the number of years he had participated in the plan if less than three years, including any portion deferred to his deferred compensation plan account; (iii) the amount of any MICP award earned in respect to a completed period but unvested as of the date of termination or the amount of a MICP award that could have been earned but was not due to the date of termination preceding the determination of the MICP, in which case Mr. Gillen is to receive an award equal to the average of his MICP award over the past three years preceding the date of termination; (iv) continuation of all life, medical, accident and disability insurance for Mr. Gillen and his eligible dependents until the third anniversary of the date of termination or the date an essentially equivalent benefit is made available to Mr. Gillen by a subsequent employer; and (v) gross-up payments for excise taxes.

If Mr. Gillen’s employment is terminated within 36 months of a change in control due to his disability, his employment agreement provides for benefits under our and DP&L’s salary continuation plan or disability insurance in addition to the specific benefits set forth in the immediately preceding paragraph.

Patricia K. Swanke

Ms. Swanke has served as an executive employee since September 17, 2003, pursuant to an employment agreement dated September 17, 2003, and a letter agreement dated July 1, 2004. The term of Ms. Swanke’s employment agreement was indefinite until terminated by us, with or without cause, upon 30 days’ notice or by Ms. Swanke upon 180 days written notice; provided that we could terminate the agreement with cause without prior notice. The agreement also terminated automatically upon Ms. Swanke’s death or disability. Ms. Swanke’s letter agreement included non-compete and confidentiality provisions.

Compensation

Ms. Swanke’s employment agreement provided for (i) an annual base salary of not less than $230,000; (ii) participation in such short-term and long-term bonus, incentive compensation, deferred compensation and similar plans as we or the Compensation Committee determined; and (iii) such fringe benefits as are generally made available to all other employees, the Executive Medical Plan, the annual physical program and financial planning services in effect from time to time.

Termination

If Ms. Swanke’s employment was terminated without cause and she was not entitled to receive the benefits described below, then the agreement provided for payment of her annual base salary in installments over the one-year period after the date of termination; provided that Ms. Swanke executed and delivered a release pursuant to which she fully and unconditionally released any claims that she had against us and our affiliates. The definition of “cause” is identical to the definition provided in Mr. Wolff’s employment agreement summary as set forth herein.

If Ms. Swanke’s employment was terminated for any reason at any time, her letter agreement provided for (i) a lump sum cash payment equal to her full base salary through the date of termination; (ii) the amount of the awards, with respect to any completed period which, pursuant to the MICP or any other incentive plan (other than any deferred compensation plan in which she made a contrary installment election) that were earned but not paid; and (iii) payment of any other accrued benefits to which she was entitled through the date of termination.

For a period of one year after termination of Ms. Swanke’s employment, Ms. Swanke’s employment agreements stated that Ms. Swanke was required to provide assistance as may be necessary to facilitate a smooth and orderly transition of duties.

Change of Control

If Ms. Swanke’s employment was terminated in connection with a change of control, her letter agreement dated July 1, 2004, provided for payments and benefits similar to those described for Mr. Wolff as described herein, except that Ms. Swanke’s non-compete provisions were effective for three years after termination, whereas Mr. Wolff’s non-compete provisions were effective for two years after termination.

W. Steven Wolff

Mr. Wolff has served as an executive employee since September 17, 2003, pursuant to an employment agreement dated September 17, 2003, and a letter agreement dated November 1, 2002. The term of Mr. Wolff’s employment agreement was indefinite until terminated by us, with or without cause, upon 30 days’ notice or by Mr. Wolff upon 180 days’ written notice; provided that we could terminate the agreement with cause without prior notice. The agreement also terminated automatically upon Mr. Wolff’s death or disability.

Compensation

Mr. Wolff’s agreement provided for (i) an annual base salary of not less than $250,000; (ii) participation in such short-term and long-term bonus, incentive compensation, deferred compensation and similar plans as we or the Compensation Committee determined; and (iii) such fringe benefits as were generally made available to all other employees, the Executive Medical Plan, the annual physical program and financial planning services in effect from time to time.

Termination

If Mr. Wolff’s employment was terminated without “cause” and he was not entitled to receive the benefits described below, then the agreement provided for payment of his annual base salary in installments over the one-year period after the date of termination; provided that Mr. Wolff executed and delivered a release pursuant to which he fully and unconditionally released any claims he had against us and our affiliates.

“Cause” for purposes of Mr. Wolff’s employment agreement was defined as (i) commission of a felony; (ii) embezzlement; (iii) the illegal use of drugs; or (iv) the failure by Mr. Wolff to substantially perform his duties hereunder (other than any such failure resulting from his physical or mental illness or other physical or mental incapacity) as reasonably determined by us.

If Mr. Wolff’s employment was terminated for any reason at any time, his letter agreement provided for (i) a lump sum cash payment to Mr. Wolff equal to his full base salary through the date of termination; (ii) the amount of the awards, with respect to any completed period, which pursuant to the MICP or any other incentive plan (other than any deferred compensation plan in which he made a contrary installment election) had been earned but not paid; and (iii) payment of any other accrued benefits to which he was entitled through the date of termination.

For a period of one year after termination of Mr. Wolff’s employment, Mr. Wolff’s employment agreement stated that Mr. Wolff was required to provide assistance as necessary to facilitate a smooth and orderly transition of duties.

Change of Control

If Mr. Wolff’s employment was terminated within 36 months of a change of control, Mr. Wolff’s letter agreement provided for (i) a lump sum cash payment equal to the sum of (a) the average of the three highest of the last ten annual award payments made pursuant to the MICP or other incentive plan, including any portion deferred to his deferred compensation plan account, if the termination preceded the actual determination of such incentive compensation or the completion of a period in which he could have earned incentive compensation; (b) an amount equal to 200% of the sum of his annual base salary, before deduction of any deferred amounts, and the average of the three highest of the last ten annual award payments made under the MICP, including any portion deferred to his deferred compensation plan account; (c) one-half of the amount payable in clause (b) in consideration of Mr. Wolff’s agreement to non-compete and confidentiality provisions; (d) any cash or shares of our common stock previously earned under the MICP or pursuant to action by the Board of Directors but not yet paid; (e) gross-up payments for excise taxes; and (ii) continuation of all life, medical, accident and disability insurance for Mr. Wolff and his eligible dependents until the third anniversary of the date of termination or the date an essentially equivalent benefit was made available to Mr. Wolff by a subsequent employer.

Mr. Wolff’s letter agreement stated that the benefits described above would not be available if such termination is by (i) us or DP&L for cause or on account of Mr. Wolff’s disability; (ii) Mr. Wolff without “good reason” and the change of control did not result from the commencement of a tender offer or us or DP&L entering into an agreement to merge or consolidate or to sell, lease, exchange or otherwise transfer or dispose of all or substantially all of our assets; (iii) Mr. Wolff for any reason and the change of control resulted from the commencement of a tender offer or us or DP&L entering into an agreement to merge or consolidate or to sell, lease, exchange or otherwise transfer or dispose of all or substantially all of its assets; or (iv) Mr. Wolff’s death. “Good Reason” for Mr. Wolff was defined as (i) assignment of duties inconsistent with the written objectives of his position, a change in his reporting responsibilities, his removal from or any failure to re-elect Mr. Wolff to his position or office; (ii) failure to have his annual base salary raised when salary adjustments are historically made; (iii) a reduction in his base salary; (iv) failure by us or DP&L to continue a benefit plan, including incentive plans; (v) the relocation of our principal executive offices outside of Montgomery County, Ohio, if at the time of a change of control, Mr. Wolff was based at the principal offices; (vi) being required to base more than fifty miles from the location he was based at the time of the change of control or the failure to reimburse for moving expenses if Mr. Wolff consented to moving his base and permanent residence; (vii) excessive travel that necessitated overnight absences; (viii) the failure by us or DP&L to obtain the assumption of his agreement by any successor; (ix) termination without cause or without being provided with a notice of termination; and (x) if, within 36 months of a change of control, Mr. Wolff determined that he could not effectively discharge his duties.

Upon a change of control, Mr. Wolff’s letter agreement stated that we and DP&L would transfer cash or other property in an amount sufficient to fund all change of control benefits and payments to the master trust. In addition, the letter agreement provided a gross-up payment if any excise tax was imposed upon a change of control such that Mr. Wolff was in the same after-tax position as if no excise tax was imposed.

If Mr. Wolff’s employment was terminated within 36 months of a change in control due to his disability, his letter agreement provided for benefits under our and DP&L’s salary continuation plan or disability insurance. If Mr. Wolff’s employment was terminated for cause subsequent to a change of control, his letter agreement provided for compensation for services previously rendered as if he were terminated without the occurrence of a change of control.

Further, if a tender offer or a potential agreement was abandoned or terminated and a majority of the original directors and/or their successors determined that the tender offer or agreement would not effectuate or otherwise result in a change of control and provided written notice of such determination, then a subsequent termination would not entitle Mr. Wolff to the benefits described above.

CERTAIN LEGAL PROCEEDINGS

On August 24, 2004, we, and our subsidiaries DP&L and MVE, filed a Complaint against Mr. Forster, Ms. Muhlenkamp and Mr. Koziar (the “Defendants”) in the Court of Common Pleas of Montgomery County, Ohio asserting legal claims against them relating to the termination of the Valley Partners Agreements, challenging the validity of certain purported amendments to the deferred compensation plans and to the employment and consulting agreements with the Defendants, and the propriety of the distributions from the plans to the Defendants, and alleging that the Defendants breached their fiduciary duties and breached their consulting and employment contracts. We, DP&L and MVE seek, among other things, damages in excess of $25,000, disgorgement of all amounts improperly withdrawn by the Defendants from the plans and a court order declaring that we, DP&L and MVE have no further obligations under the consulting and employment contracts due to those breaches.

The Defendants filed motions to dismiss the Complaint, which the Court subsequently denied. On June 15, 2005, Defendants filed their answers denying liability and filed counterclaims against us, DP&L, MVE, various compensation plans (the “Plans”), and against the then-current members of our Board of Directors and two of our former Board members. These counterclaims allege generally that DPL, DP&L, MVE, the Plans and the individual defendants breached the terms of the employment and consulting contracts of the Defendants and the terms of the Plans. They further allege theories of breach of fiduciary duty, breach of contract, promissory estoppel, tortious interference, conversion, replevin and violations of ERISA under which they seek distribution of deferred compensation balances, conversion of stock incentive units, exercise of options and payment of amounts allegedly owed under the contracts and the Plans. Defendants’ counterclaims also demand payment of attorneys’ fees. Motions to dismiss certain of the counterclaims were denied on February 23, 2006.

On March 15, 2005, Mr. Forster and Ms. Muhlenkamp filed a lawsuit in New York state court against the purchasers of the private equity investments in the financial asset portfolio and against outside counsel to us and DP&L concerning purported entitlements in connection with the purchase of those investments. We, DP&L and MVE are not defendants in that case; however, the three of us are parties to an indemnification agreement with respect to the purchaser defendants. We, DP&L and MVE filed a Motion for Preliminary Injunction in the Ohio case, requesting that the court issue a preliminary injunction against Mr. Forster and Ms. Muhlenkamp regarding the New York lawsuit. On August 18, 2005, the Ohio court issued a preliminary injunction against Mr. Forster and Ms. Muhlenkamp that precludes them from pursuing certain key issues raised by Mr. Forster and Ms. Muhlenkamp in their New York lawsuit that are identical to the issues raised in the pending Ohio lawsuit in the New York court or any other forum other than the Ohio litigation. In addition, the New York court has stayed the New York litigation as to the purchasers pending the outcome of the Ohio litigation. Mr. Forster and Ms. Muhlenkamp have appealed the preliminary injunction and the appeal is pending at the Ohio Supreme Court.

The parties continue to proceed with the discovery phase of the litigation, and a number of motions have been filed and briefed with respect to document discovery and depositions. The trial court granted some and overruled some of these pending motions on February 23, 2006.

We continue to evaluate all of the matters relevant to this litigation and are considering other claims against Defendants, Forster, Muhlenkamp and Koziar, that include, but are not limited to, breach of fiduciary duty or other claims relating to personal and DPL investments, the calculation of benefits under the Supplemental Executive Retirement Program (“SERP”) and financial reporting with respect to such benefits and, with respect to Mr. Koziar, the fulfillment of duties owed to us as our legal counsel. Cumulatively through December 31, 2005, we have accrued for accounting purposes, obligations of approximately $52 million to reflect claims regarding deferred compensation, estimated MVE incentives and/or legal fees that Defendants assert are payable per contracts. We dispute Defendants’ entitlement to any of those sums and, as noted above, are pursuing litigation against them contesting all such claims.

On or about June 24, 2004, the SEC commenced a formal investigation into the issues raised by a Company employee (the “Memorandum”). We are cooperating with the investigation.

On April 7, 2004, we received notice that the staff of the PUCO was conducting an investigation into the financial condition of DP&L as a result of the issues raised by the Memorandum. On May 27, 2004, the PUCO ordered DP&L to file a plan of utility financial integrity that outlines the actions we have taken or will take to insulate DP&L utility operations and customers from its unregulated activities. DP&L was required to file this plan by March 2, 2005. On February 4, 2005, DP&L filed its protection plan with the PUCO. On June 29, 2005, the PUCO closed its investigation, citing significant positive actions we had taken including changes in the Board of Directors as well as the executive management of DP&L, and that no apparent diminution of service quality had occurred because of the events that initiated the investigation.

On May 20, 2004, the staff of the SEC notified us that it was conducting an inquiry covering our exempt status under the Public Utility Holding Company Act of 1935 (the “‘35 Act”). The staff of the SEC requested we provide certain documents and information on a voluntary basis. On October 8, 2004, we received a notice from the SEC that a question exists as to whether such exemption from the Public Utility Holding Company Act may be detrimental to the public interest or the interests of investors or consumers. On November 5, 2004, we filed a good faith application seeking an order of exemption from the SEC. In light of the repeal of the ‘35 Act, effective February 8, 2006, and based upon the information previously provided to the staff of the SEC, we believe this inquiry will be either resolved in our favor or be declared moot due to the repeal of the ‘35 Act.

On May 28, 2004, the U.S. Attorney’s Office for the Southern District of Ohio, assisted by the Federal Bureau of Investigation, notified us that it had initiated an inquiry involving the subject matters covered by our internal investigation. We are cooperating with this investigation.

Commencing on or about June 24, 2004, the Internal Revenue Service (“IRS”) issued a series of data requests to us regarding issues raised in the Memorandum. The staff of the IRS has requested that we provide certain documents including, but not limited to, matters concerning executive/director deferred compensation plans, management stock incentive plans and MVE financial statements. On September 1, 2005, the IRS issued an examination report for the tax years 1998 through 2003 that shows proposed changes to our federal income tax liability for each of those years. The proposed changes result in a total tax deficiency, penalties and interest of approximately $23.9 million as of December 31, 2005. On November 4, 2005, we filed a written protest to one of the proposed changes. We believe we are adequately reserved for any tax deficiency, penalties and interest resulting from the proposed changes.

On March 3, 2005, DP&L received a notice that the Federal Energy Regulatory Commission (“FERC”) had instituted an operational audit of DP&L regarding our compliance with our Code of Conduct within the transmission and generation areas. On October 7, 2005, the FERC issued its Findings and Conclusions, stating that we “generally complied with the [FERC] Standard of Conduct” except for three (3) areas, all of which were corrected to the satisfaction of the FERC prior to the issuance of these Findings and Conclusions.

This line graph represents a five-year annual comparison of DPL Inc.’s cumulative total shareholder return on a $1,000 investment in DPL Inc. stock compared to selected indexed investments.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee serves as an independent and objective committee to provide oversight of our financial accounting and reporting processes, system of internal controls and compliance with laws and regulations. The Audit Committee is governed by a written charter that has been approved and adopted by the Board of Directors.

The Audit Committee of our Board of Directors is currently comprised of five independent directors. The Board has determined that each member of the Audit Committee is an “independent director” as defined in Section 303A.02 of the NYSE listing standards and meets the independence requirements contained in Rule 10A-3(b)(1) of the Exchange Act. In addition, the Board of Directors has determined that each member of the Audit Committee meets the NYSE standards of financial literacy. Moreover, in accordance with the listing standards of the NYSE, the Board of Directors has determined that at least one member of the Audit Committee has accounting or related financial management experience, and that Mr. Harder meets the definition of an “audit committee financial expert” based on the criteria set forth by the SEC and is “independent” under applicable NYSE listing standards and SEC rules.

Pursuant to Section 303A.07 of the NYSE listing standards and the Charter of the Audit Committee, no director may serve as a member of the Audit Committee if he or she serves on the audit committees of more than three other public companies, unless the Board of Directors determines that such simultaneous service would not impair such director’s ability to serve effectively on the Audit Committee.

Our management has primary responsibility for our reporting process and for preparing our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. Our independent auditors, KPMG LLP, are responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Audit Committee reviewed the audited financial statements and had discussions with management and KPMG LLP. Additionally, the Audit Committee held discussions with KPMG LLP on matters required by Statement on Auditing Standards No. 61. The Audit Committee received from KPMG LLP written disclosure and a letter regarding its independence as required by Independence Standards Board Standard No. 1. This information was discussed with KPMG LLP.

Based on these discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements for the year ended December 31, 2005, be included in the DPL Inc. Annual Report on Form 10-K.

This Report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Report by reference therein.

DPL Audit Committee

W August Hillenbrand, Chair
Glenn E. Harder, Vice Chair
Barbara S. Graham
Ernie Green
Ned J. Sifferlen

PROPOSAL 2

APPROVAL OF THE DPL INC. 2006

EQUITY AND PERFORMANCE INCENTIVE PLAN

On February 23, 2006, the Board unanimously approved and adopted, subject to the approval of our shareholders at the Annual Meeting, the DPL Inc. 2006 Equity and Performance Incentive Plan (the “Plan”). The Plan affords our Board the ability to design compensatory awards responsive to our needs, and includes authorization for a variety of awards designed to advance our interests and long-term success by encouraging stock ownership among consultants, directors, officers, general management employees and other employees.

We have historically granted stock options under the DPL Inc. Stock Option Plan. As of March 3, 2006, a total of approximately 1,488,500 shares remain available for award under the Stock Option Plan. If approved by shareholders, the Plan will become effective and no further awards will be made under our Stock Option Plan, but shares relating to awards forfeited or terminated under our Stock Option Plan may be granted under the Plan. If the Plan is not approved by our shareholders, then we will retain our ability to issue the approximately 1,488,500 unissued but reserved shares under the Stock Option Plan.

The Plan authorizes equity-based compensation in the form of stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units, performance shares and units, and other stock-based awards. Option repricing is prohibited without shareholder approval under the Plan.

The Plan is designed to allow awards made under the Plan to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code.

The affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of DPL, represented in person or by proxy at the Annual Meeting, is required for approval of the Plan. The following summary of the principal provisions of the Plan is not intended to be exhaustive and is qualified in its entirety by the terms of the Plan, a copy of which is set forth as Exhibit A to this Proxy Statement.

Summary of the Plan

Administration and Duration. The Plan is to be administered by the Board, except that the Board has the authority to delegate any or all of its powers under the Plan to the Compensation Committee of the Board or another committee of the Board (or a subcommittee thereof). Subject to the terms of the Plan, the Board will determine the amount, terms and conditions of awards. No grant will be made under the Plan more than 10 years after the date of approval by our shareholders, but all grants made on or prior to such date will continue in effect thereafter subject to the terms thereof and of the Plan.

Shares Available Under the Plan. The aggregate number of our common shares that may be issued or transferred pursuant to the Plan is 4,500,000 common shares (plus any shares underlying stock options granted under our existing Stock Option Plan to the extent the option terminates without the issuance of some or all of the shares underlying the option).

Awards under the plan will be limited, so that during any calendar year no participant will be granted more than 500,000 option rights or SARs during any calendar year; more than 500,000 restricted stock or restricted stock units that specify management objectives, performance shares or other awards under the Plan, in the aggregate; or performance units having an aggregate maximum value in excess of $5,000,000. The aggregate number of shares made to directors will not exceed 1,000,000 in the aggregate. The Plan provides that shares covering awards that expire or are forfeited will again be available for issuance under the Plan.

Eligibility. Our and our subsidiaries’ consultants, officers, general management employees and other key employees and our non-employee directors or any person who has agreed to commence serving in any such capacity may be selected by the Board to receive awards under the Plan.

Option Rights. Option rights may be granted that entitle the optionee to purchase common shares at a price not less than market value per share, determined as the closing sales price of the common shares as reported on the New York Stock Exchange Composite Tape on the day immediately preceding the date of grant. These may be either non-qualified stock option or incentive stock options (“ISOs”). No option right may be exercisable more than 10 years from the date of grant. Each grant will specify the vesting schedule of the option, provided that, except in limited circumstances, option rights may not vest by the passage of time sooner than one-third per year over three years or one year from the date of grant if subject to the achievement of Management Objectives (described below).

SARs. A SAR is a right, exercisable by surrender of the related option right (if granted in tandem with option rights) or by itself (if granted as a free-standing SAR), to receive from us an amount equal to 100%, or such lesser percentage as the Board may determine, of the spread between the base price (or option price if a tandem SAR) and the value of our common shares on the date of exercise. Any grant may specify that the amount payable on exercise of a SAR may be paid by us in cash, in common shares, or in any combination thereof, and may either grant to the participant or retain in the Board the right to elect among those alternatives. Except in limited circumstances, SARs may not vest by the passage of time sooner than one-third per year over three years or one year from the date of grant if subject to achievement of Management Objectives.

Restricted Stock. A grant of restricted stock involves our immediate transfer to a participant of ownership of a specific number of common shares in consideration of the performance of services, subject to restrictions on transfer and forfeiture until vested. Except in limited circumstances, restricted stock that vests upon the passage of time must vest over at least three years or one year if the grant of restricted stock provides that Management Objectives must be achieved.

Restricted Stock Units. A grant of restricted stock units constitutes our agreement to deliver common shares to the participant subject to the fulfillment of such conditions during the restriction period as the Board may specify. During the restriction period, the participant has no rights as a shareholder, but the Board may authorize the payment of dividend equivalents on such restricted stock units on either a current or deferred or contingent basis, either in cash or in additional common shares. Except in limited circumstances, restricted stock units must be subject to a restriction period of at least three years or, if subject to the achievement of specific Management Objectives, one year.

Performance Shares and Performance Units. A performance share is the equivalent of one common share and a performance unit is the equivalent of $1.00 or such other value as determined by the Board. The participant will be given one or more Management Objectives to meet within a specified period (the “Performance Period”). Except in limited circumstances, the Performance Period will be a period of time not less than three years.

Awards to Non-Employee Directors. The Board may, in its discretion, authorize the granting to non-employee directors of option rights, SARs or other awards under the Plan and may also authorize the grant or sale of common shares, restricted stock or restricted stock units to non-employee directors subject to the terms and conditions determined by the Board.

Other Awards. The Board may, subject to limitations under applicable law, grant to any participant such other awards such as convertible or exchangeable debt securities or other securities, purchase rights for common shares, or awards with value and payment contingent upon our performance or our subsidiaries or other factors determined by the Board.

Management Objectives. The Plan requires the Board to establish “Management Objectives” for purposes of performance shares and performance units, and if so determined by the Board, for other awards under the Plan as well. Management Objectives may be described in terms of either company-wide objectives or departmental or individual objectives. Management Objectives applicable to any award to a participant who is, or is determined by the Board likely to become, a “covered employee” within the meaning of Section 162(m) of the Internal Revenue Code, will be limited to specified levels of or growth in any of the following: appreciation in value of shares; total shareholder return; earnings per share; operating income; net income; pretax earnings; earnings before interest, taxes, depreciation and amortization; pro forma net income; return on equity; return on designated assets; return on capital; economic value added; revenues; expenses; operating cash flow; free cash flow; cash flow return on investment; operating margin or net profit margin; or any of the above criteria as compared to the performance of a published or a special index deemed applicable by the Board, including, but not limited to, the Standard & Poor’s Utility Index. Any award grant that is subject to Management Objectives may also specify in respect of such specified Management Objectives, a minimum acceptable level of achievement and may set forth a formula for determining the amount of the award earned if performance is at or above the minimum level, but below full achievement of the specified Management Objectives. The Board may modify the Management Objectives or related targets to take into account changed circumstance, except in the case of a “covered employee” where such action would result in the loss of the otherwise available exemption under Section 162(m) of the Internal Revenue Code.

Amendments. The Board may amend the Plan from time to time without further approval by DPL’s shareholders, except where the amendment (1) would materially increase the benefits accruing to participants under the Plan; (2) would materially increase the number of securities which may be issued under the Plan, (3) would materially modify the requirements for participation in the Plan or (4) must otherwise be approved by the shareholders of DPL in order to comply with applicable law or the rules and regulations of the New York Stock Exchange.

Change of Control. Upon a Change of Control, except as determined otherwise by the Board at the time of grant and set forth in the evidence of award, any awards that are outstanding as of the date of the Change of Control that are then subject to vesting restrictions shall become fully vested and all restrictions shall lapse, and all such awards will be deemed to be fully earned. Change of Control is defined in the Plan attached hereto as Exhibit A.

Adjustments. The number of shares covered by outstanding awards under the Plan and, if applicable, the prices per share applicable thereto, are subject to adjustment in the event of stock dividends, stock splits, combinations of shares, recapitalizations, mergers, consolidations, spin-offs, split-offs, spin-outs, split-ups, reorganizations, liquidations, issuances of rights or warrants, and similar events. In the event of any such transaction or event or in the event of a Change of Control, the Board, in its discretion, may provide in substitution for any or all outstanding awards under the Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and may require the surrender of all awards so replaced.

Federal Income Tax Consequences

The following is a brief summary of some of the federal income tax consequences of certain transactions under the Plan based on federal income tax laws in effect on January 1, 2006. This summary is not intended to be complete and does not describe state or local tax consequences.

Tax Consequences to Participants

Non-qualified Option Rights. In general, (1) no income will be recognized by an optionee at the time a non-qualified option right is granted; (2) at the time of exercise of a non-qualified option right, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise; and (3) at the time of sale of shares acquired pursuant to the exercise of a non-qualified option right, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

Incentive Option Rights. No income generally will be recognized by an optionee upon the grant or exercise of an ISO. The exercise of an ISO, however, may result in alternative minimum tax liability. If common shares are issued to the optionee pursuant to the exercise of an ISO, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss.

If common shares acquired upon the exercise of an ISO are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the option price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

SARs. No income will be recognized by a participant in connection with the grant of a tandem SAR or a free-standing SAR. When the SAR is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted common shares received on the exercise.

Restricted Stock. The recipient of restricted stock generally will be subject to tax at ordinary income rates on the fair market value of the restricted stock (reduced by any amount paid by the participant for such restricted stock) at such time as the shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Internal Revenue Code (“Restrictions”). However, a recipient who so elects under Section 83(b) of the Internal Revenue Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the Restrictions) over the purchase price, if any, of such restricted stock. If a Section 83(b) election has not been made, any dividends received with respect to restricted stock that is subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the participant.

Restricted Stock Units. No income generally will be recognized upon the award of restricted stock units. The recipient of a restricted stock unit award generally will be subject to tax at ordinary income rates on the fair market value of unrestricted common shares on the date that such shares are transferred to the participant under the award (reduced by any amount paid by the participant for such restricted stock units), and the capital gains/loss(es) holding period for such shares will also commence on such date.

Performance Shares and Performance Units. No income generally will be recognized upon the grant of performance shares or performance units. Upon payment in respect of the earn-out of performance shares or performance units, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any unrestricted common shares received.

Tax Consequences to DPL or Subsidiary

To the extent that a participant recognizes ordinary income in the circumstances described above, DPL or the subsidiary for which the participant performs services will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Internal Revenue Code.

New Plan Benefits

It is not possible to determine specific amounts that may be awarded in the future under the Plan. However, as indicated in the table below, the Committee has made targeted awards of performance shares under the Plan to certain executive officers named in the Summary Compensation Table and certain other key employees during the year 2006, subject to approval of the Plan by the shareholders.

NEW PLAN BENEFITS

DPL INC. 2006 EQUITY AND PERFORMANCE INCENTIVE PLAN

NAME AND POSITION	2006 LTIP TARGET OPPORTUNITY($)	TOTAL NUMBER OF TARGETED SHARES(1)
James V. Mahoney President and Chief Executive Officer DPL Inc. and DP&L	806,000	89,655
Robert D. Biggs Executive Chairman DPL Inc. and DP&L	N/A	N/A
John J. Gillen (2) Senior Vice President, Chief Financial Officer DPL Inc. and DP&L	N/A	N/A
Patricia K. Swanke Vice President, Operations DP&L	182,000	20,244
W. Steven Wolff President, DPL Power Production DPL Inc. and DP&L	191,100	21,258
Executive Officer Group	1,568,700	174,492
Non-Employee Director Group	0	0
Non-Executive Officer Employee Group	153,200	17,043

(1)          Payment of the targeted number of performance shares (and the number of actual shares earned) will depend upon the achievement of specified levels of “Total Shareholder Return Relative to Peers” upon conclusion of three performance periods: January 1, 2004 through December 31, 2006; January 1, 2005 through December 31, 2007; and January 1, 2006 through December 31, 2008.

(2)          Mr. Gillen has not executed a Participation Agreement and Waiver. See “Employment Agreements” above.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE DPL INC. 2006 EQUITY AND PERFORMANCE INCENTIVE PLAN.

PROPOSAL 3

RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee has appointed the firm of KPMG LLP, independent accountants, to be our independent auditors for the fiscal year ending December 31, 2006. Although not required by law, the Board believes it is appropriate to seek shareholder ratification of this appointment. If ratification is not obtained, the Audit Committee intends to continue the employment of KPMG LLP at least through the end of the fiscal year ending December 31, 2006, but will seriously consider shareholder input for future appointments.

A representative of KPMG LLP will be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from shareholders.

Before making its recommendation to the Board for appointment of KPMG LLP, the Audit Committee carefully considered that firm’s qualifications as independent auditors for us, which included a review of KPMG LLP’s performance last year, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee expressed satisfaction with KPMG LLP in these respects.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF KPMG LLP AS OUR AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2006.

Audit and Non-Audit Fees

The following table presents the aggregate fees billed for professional services rendered to us by KPMG LLP and PricewaterhouseCoopers LLP for 2005 and 2004. Other than as set forth below, no professional services were rendered or fees billed by KPMG LLP during 2005 and 2004.

KPMG LLP	Fees Invoiced 2005	Fees Invoiced 2004
Audit Services (1)	$2,511,912	$2,498,189
Audit-Related Services (2)	55,712	147,136
Tax Services (3)	2,435	62,966
All Other Services (4)	—	—
Total	$2,570,059	$2,708,291

PricewaterhouseCoopers LLP
Audit Services (1)	$96,350	$770,074
Audit-Related Services (2)	14,400	—
Tax Services (3)	—	—
All Other Services (4)	—	—
Total	$110,750	$770,074

(1)          Audit services consist of professional services rendered for the audit of our annual financial statements and the reviews of our quarterly financial statements.

(2)          Audit-related services are those rendered to us for assurance and related services.

(3)          Tax services are those rendered to us for tax compliance, tax planning and advice.

(4)          Other services performed include certain advisory services in connection with accounting research and do not include any fees for financial information systems design and implementation.

Pre-Approval Policies and Procedures of the Audit Committee

Pursuant to its charter, the Audit Committee pre-approves all audit and permitted non-audit services, including engagement fees and terms thereof, to be performed for us by the independent auditors, subject to the exceptions for certain non-audit services approved by the Audit Committee prior to the completion of the audit in accordance with Section 10A of the Securities Exchange Act of 1934, as amended. The Audit Committee must also pre-approve all internal control-related services to be provided by the independent auditors. The Audit Committee will generally pre-approve a list of specific services and categories of services, including audit, audit-related and other services, for the upcoming or current fiscal year, subject to a specified cost level. Any material service not included in the approved list of services must be separately pre-approved by the Audit Committee. In addition, all audit and permissible non-audit services in excess of the pre-approved cost level, whether or not such services are included on the pre-approved list of services, must be separately pre-approved by the Audit Committee.

The Audit Committee may form and delegate to a subcommittee consisting of one or more members (provided that such person(s) are independent directors) its authority to grant pre-approvals of audit, permitted non-audit services and internal control-related services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

SHAREHOLDER PROPOSALS

A proposal by a shareholder intended for inclusion in our proxy materials for the 2007 Annual Meeting of Shareholders pursuant to Rule 14a-8 of the Exchange Act must be received by us at 1065 Woodman Drive, Dayton, Ohio 45432, Attn: Corporate Secretary, on or before November 15, 2006, in order to be considered for such inclusion. Shareholder proposals intended to be submitted at the 2007 Annual Meeting of Shareholders outside the framework of Rule 14a-8 will be considered untimely under Rule 14a-4(c)(1) if not received by us at the above address on or before January 29, 2007. If we do not receive notice of the matter by the applicable date, the Proxy Committee will vote on the matter, if presented at the meeting, in its discretion. Shareholder nominations of persons for election as directors must be received by us at the above address not less than 50 days before the date of the 2007 Annual Meeting (or 10 days after notice of the Annual Meeting if less than 60 days notice is given) and comply with the information requirements in our Code of Regulations. See the “Nomination Process” on page 8.

ANNUAL REPORT AND FINANCIAL STATEMENTS

A copy of our Annual Report, which incorporates our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, including audited financial statements set forth therein, was sent to all our shareholders with this Notice of Annual Meeting of Shareholders and Proxy Statement on or about March 17, 2006.

OTHER BUSINESS

The Board does not intend to present, and has no knowledge that others will present, any other business at the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, it is intended that the holders of proxies will vote thereon in their discretion.

By order of the Board of Directors,

ROBERT D. BIGGS
Executive Chairman

Dated:  March 17, 2006

Exhibit A

DPL INC.

2006 EQUITY AND PERFORMANCE INCENTIVE PLAN

ARTICLE I  – PURPOSE

The purpose of the 2006 Equity and Performance Incentive Plan is to attract and retain directors, consultants, officers and other employees of DPL Inc. and its Subsidiaries, to provide to such persons incentives and rewards for superior performance and to align their interests with those of shareholders.  This 2006 Equity and Performance Incentive Plan is intended to replace the Existing Plan (as defined below) and, if adoption of this Plan is approved by the shareholders of the Company, no new awards will be granted under the Existing Plan, but shares relating to awards that are forfeited or terminated under the Existing Plan may be granted hereunder pursuant to Section 3.1.  Outstanding awards under the Existing Plan will not be affected by approval of this Plan.

ARTICLE II  – DEFINITIONS

Section 2.1.  “Appreciation Right” means a right granted pursuant to Section 4.2 or Section 5.1 of this Plan, and will include both Tandem Appreciation Rights and Free-Standing Appreciation Rights.

Section 2.2.  “Awards” means Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units and any other award granted pursuant to Section 6.1 hereof.

Section 2.3.  “Base Price” means the price to be used as the basis for determining the Spread upon the exercise of a Free-Standing Appreciation Right and a Tandem Appreciation Right.

Section 2.4.  “Board” means the Board of Directors of the Company and, to the extent of any delegation by the Board to a committee (or subcommittee thereof) pursuant to Section 8.1 of this Plan, such committee (or subcommittee).

Section 2.5.  “Change of Control” has the meaning set forth in Section 10.1 hereof.

Section 2.6.  “Code” means the Internal Revenue Code of 1986, as amended from time to time.

Section 2.7.  “Common Shares” means the shares of common stock, par value $0.01 per share, of the Company or any security into which such Common Shares may be changed by reason of any transaction or event of the type referred to in Section 7.2 of this Plan.

Section 2.8.  “Company” means DPL Inc., an Ohio corporation.

Section 2.9.  “Covered Employee” means a Participant who is, or is determined by the Board to be likely to become, a “covered employee” within the meaning of Section 162(m) of the Code (or any successor provision).

Section 2.10.  “Date of Grant” means the date specified by the Board on which a grant of Option Rights, Appreciation Rights, Performance Shares, Performance Units or other awards contemplated by

Section 6.1 of this Plan, or a grant or sale of Restricted Stock, Restricted Stock Units, or other awards contemplated by Section 6.1 of this Plan will become effective (which date will not be earlier than the date on which the Board takes action with respect thereto).

Section 2.11.  “Detrimental Activity” means:

(a)   Engaging in any activity, as an employee, principal, agent, or consultant for another entity that competes with the Company in any actual, researched, or prospective product, service, system, or business activity for which the Participant has had any direct responsibility during the last two years of his or her employment with the Company or a Subsidiary, in any state where the Company or a Subsidiary owns or operates generation or electric distribution assets.

(b)   Soliciting any employee of the Company or a Subsidiary to terminate his or her employment with the Company or a Subsidiary.

(c)   The disclosure to anyone outside the Company or a Subsidiary, or the use in other than the Company’s or a Subsidiary’s business, without prior written authorization from the Company, of any confidential, proprietary or trade secret information or material relating to the business of the Company and its Subsidiaries, acquired by the Participant during his or her employment with the Company or its Subsidiaries or while acting as a consultant for the Company or its Subsidiaries thereafter.

(d)   The failure or refusal to disclose promptly and to assign to the Company upon request all right, title and interest in any invention or idea, patentable or not, made or conceived by the Participant during employment by the Company and any Subsidiary, relating in any manner to the actual or anticipated business, research or development work of the Company or any Subsidiary or the failure or refusal to do anything reasonably necessary to enable the Company or any Subsidiary to secure a patent where appropriate in the United States and in other countries.

(e)   Activity that results in termination for Cause.  For the purposes of this Plan, “Cause” shall mean (i) any willful or negligent material violation of any applicable securities laws (including the Sarbanes-Oxley Act of 2002); (ii) any act of fraud, intentional misrepresentation, embezzlement, misappropriation or conversion of any asset or business opportunity of the Company; (iii) a conviction of, or entering into a plea of nolo contendere to, a felony; (iv) an intentional, repeated or continuing violation of any of the Company’s policies or procedures that occurs or continues after the Company has given notice to the Participant that he or she has materially violated a Company policy or procedure; or (v) any breach of a written covenant or agreement with the Company, including the terms of this Plan (other than a failure to perform Participant’s duties with the Company resulting from the Participant’s incapacity due to physical or mental illness or from the assignment to the Participant of duties that would constitute Good Reason (as defined in the DPL Inc. Severance Pay and Change of Control Plan), which is material and which is not cured within 30 days after written notice thereof from the Company to the Participant.  Notwithstanding the foregoing, the Participant shall not be deemed to have been terminated for Cause unless the Participant receives a written notice of termination from the Company setting forth in reasonable detail the specific reason for the termination and the facts and circumstances claimed to provide a basis for the termination of employment at least 15 calendar days prior to the specified date of termination of employment.

(f)    Any other conduct or act determined to be injurious, detrimental or prejudicial to any significant interest of the Company or any Subsidiary unless the Participant acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company.

Section 2.12.  “Director” means a member of the Board of Directors of the Company.

Section 2.13.  “Evidence of Award” means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Board that sets forth the terms and conditions of the awards granted.  An Evidence of Award may be in an electronic medium, may be limited to notation on the books and records of the Company and, with the approval of the Board, need not be signed by a representative of the Company or a Participant.

Section 2.14.  “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

Section 2.15.  “Existing Plan” means the DPL Inc. Stock Option Plan.

Section 2.16.  “Free-Standing Appreciation Right” means an Appreciation Right granted pursuant to Section 4.2 or Section 5.1 of this Plan that is not granted in tandem with an Option Right.

Section 2.17.  “Incentive Stock Options” means Option Rights that are intended to qualify as “incentive stock options” under Section 422 of the Code or any successor provision.

Section 2.18.  “Management Objectives” means the measurable performance objective or objectives established pursuant to this Plan for Participants who have received grants of Performance Shares or Performance Units or, when so determined by the Board, Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units, dividend credits and other awards pursuant to this Plan.  Management Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or of the Subsidiary, division, department, region or function within the Company or Subsidiary in which the Participant is employed.  The Management Objectives may be made relative to the performance of other companies.  The Management Objectives applicable to any award to a Covered Employee will be based on specified levels of or growth in one or more of the following criteria:

(a)   Appreciation in value of shares;

(b)   Total shareholder return;

(c)   Earnings per share;

(d)   Operating income;

(e)   Net income;

(f)    Pretax earnings;

(g)   Earnings before interest, taxes, depreciation and amortization;

(h)   Pro forma net income;

(i)    Return on equity;

(j)    Return on designated assets;

(k)   Return on capital;

(l)    Economic value added;

(m)  Revenues;

(n)   Expenses;

(o)   Operating cash flow;

(p)   Free cash flow;

(q)   Cash flow return on investment;

(r)    Operating margin or net profit margin; or

(s)   Any of the above criteria as compared to the performance of a published or a special index deemed applicable by the Board, including, but not limited to, the Standard & Poor’s Utility Index.

If the Board determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Management Objectives unsuitable, the Board may in its discretion modify such Management Objectives or the related minimum acceptable level of achievement, in whole or in part, as the Board deems appropriate and equitable, except in the case of a Covered Employee where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.  In such case, the Board will not make any modification of the Management Objectives or minimum acceptable level of achievement with respect to such Covered Employee.

Section 2.19.  “Market Value per Share” means, as of any particular date, the closing sales price of the Common Shares as reported on the New York Stock Exchange Composite Tape or, if not listed on such exchange, on any other national securities exchange on which the Common Shares are listed.  If there is no regular trading market for such Common Shares, the Market Value per Share shall be determined by the Board.

Section 2.20.  “Non-Employee Director” means a person who is a “non-employee director” of the Company within the meaning of Rule 16b-3 of the Securities and Exchange Commission promulgated under the Exchange Act.

Section 2.21.  “Optionee” means the optionee named in an Evidence of Award evidencing an outstanding Option Right.

Section 2.22.  “Option Price” means the purchase price payable on exercise of an Option Right.

Section 2.23.  “Option Right” means the right to purchase Common Shares upon exercise of an option granted pursuant to Section 4.1 or Section 5.1 of this Plan.

Section 2.24.  “Original Directors” has the meaning set forth in Section 10.1 hereof.

Section 2.25.  “Participant” means a person who (a) is selected by the Board to receive benefits under this Plan and who is at the time a consultant or an officer, general management employee or other key employee of the Company or any one or more of its Subsidiaries, or who has agreed to commence serving in any of such capacities within 90 days of the Date of Grant, and will also include each Non-Employee Director who receives Common Shares or an award of Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units or other awards under this Plan and (b) if requested to do so by the Company, has executed a Participation Agreement.

Section 2.26.  “Participation Agreement” means an agreement between the Company and each Employee that must be executed as a condition of the Participant’s eligibility for this Plan.

Section 2.27.  “Performance Period” means, in respect of a Performance Share or Performance Unit, a period of time established pursuant to Section 4.5 of this Plan within which the Management Objectives relating to such Performance Share or Performance Unit are to be achieved.

Section 2.28.  “Performance Share” means a bookkeeping entry that records the equivalent of one Common Share awarded pursuant to Section 4.5 of this Plan.

Section 2.29.  “Performance Unit” means a bookkeeping entry awarded pursuant to Section 4.5 of this Plan that records a unit equivalent to $1.00 or such other value as is determined by the Board.

Section 2.30.  “Person” has the meaning set forth in Section 10.1 hereof.

Section 2.31.  “Plan” means this DPL Inc. 2006 Equity and Performance Incentive Plan, as may be amended from time to time.

Section 2.32.  “Restricted Stock” means Common Shares granted or sold pursuant to Section 4.3 or Section 5.1 of this Plan as to which neither the substantial risk of forfeiture nor the prohibition on transfers has expired.

Section 2.33.  “Restriction Period” means the period of time during which Restricted Stock Units are subject to restrictions.

Section 2.34.  “Restricted Stock Unit” means an award made pursuant to Section 4.4 or Section 5.1 of this Plan of the right to receive Common Shares or cash at the end of a specified period.

Section 2.35.  “Spread” means the excess of the Market Value per Share on the date when an Appreciation Right is exercised over the Option Price or Base Price provided for in the related Option Right or Free-Standing Appreciation Right, respectively.

Section 2.36.  “Subsidiary” means a corporation, company or other entity (i) more than 50 percent of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than 50 percent of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company except that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation in which at the time the Company owns or controls, directly or indirectly, more than 50 percent of the total combined voting power represented by all classes of stock issued by such corporation.

Section 2.37.  “Successors” has the meaning set forth in Section 10.1 hereof.

Section 2.38.  “Tandem Appreciation Right” means an Appreciation Right granted pursuant to Section 4.2 or Section 5.1 of this Plan that is granted in tandem with an Option Right.

Section 2.39.  “Voting Stock” means securities entitled to vote generally in the election of directors.

ARTICLE III  – SHARES

Section 3.1.  Shares Available Under the Plan.

(a)   Subject to adjustment as provided in Section 7.2 of this Plan, the number of Common Shares that may be issued or transferred (i) upon the exercise of Option Rights or Appreciation Rights, (ii) as Restricted Stock and released from substantial risks of forfeiture thereof, (iii) as Restricted Stock Units, (iv) in payment of Performance Shares or Performance Units that have been earned, (v) as awards to Non-Employee Directors, (vi) as awards contemplated by Section 6.1 of this Plan, or (vii) in payment of dividend equivalents paid with respect to awards made under the Plan will not exceed in the aggregate 4,500,000 Common Shares, plus any shares relating to Awards that expire or are forfeited, terminated or cancelled.  In addition to the Common Shares authorized by the preceding sentence, to the extent any award under the Existing Plan otherwise terminates without the issuance of some or all of the Common Shares underlying the award to a participant or if any option under the Existing Plan terminates without having been exercised in full, the Common Shares underlying such award, to the extent of any such forfeiture or termination, shall be available for future grant under the Plan and credited toward the Plan limit.  Common Shares covered by an award granted under the Plan shall not be counted as used unless and until they are actually issued and delivered to a Participant.  Without limiting the generality of the foregoing, upon payment in cash of the benefit provided by any award granted under the Plan, any Common Shares that were covered by that award will be available for issue or transfer hereunder.  Notwithstanding anything to the contrary contained herein: (A) shares tendered in payment of the Option Price of a Option Right shall not be added to the aggregate plan limit described above; (B) shares withheld by the Company to satisfy the tax withholding obligation shall not be added to the aggregate plan limit described above; (C) shares that are repurchased by the Company with Option Right proceeds shall not be added to the aggregate plan limit described above; and (D) all shares covered by an Appreciation Right, to the extent that it is exercised and settled in Common Shares, and whether or not shares are actually issued to the Participant upon exercise of the right, shall be considered issued or transferred pursuant to the Plan.  Such shares may be shares of original issuance or treasury shares or a combination of the foregoing.

(b)   If, under this Plan, a Participant has elected to give up the right to receive compensation in exchange for Common Shares based on fair market value, such Common Shares will not count against the number of shares available in Section 3.1(a) above.

(c)   Notwithstanding anything in this Section 3.1, or elsewhere in this Plan, to the contrary and subject to adjustment as provided in Section 7.2 of this Plan: (i) the aggregate number of Common Shares actually issued or transferred by the Company upon the exercise of Incentive Stock Options will not exceed 500,000 Common Shares; (ii) no Participant will be granted Option Rights or Appreciation Rights, in the aggregate, for more than 500,00 Common Shares during any calendar year; (iii) no Participant will be granted Restricted Stock or Restricted Stock Units that specify Management Objectives, Performance Shares or other awards under Section 6.1 of this Plan, in the aggregate, for more than 500,000 Common Shares during any calendar year; and (iv) awards will not be granted under Section 5.1 or Section 6.1 of the Plan to the extent they would involve the issuance of more than 1,000,000 shares in the aggregate.

(d)   Notwithstanding any other provision of this Plan to the contrary, in no event will any Participant in any calendar year receive an award of Performance Units having an aggregate maximum value as of their respective Dates of Grant in excess of $5.0 million.

ARTICLE IV  – AUTHORIZED AWARDS

Section 4.1.  Option Rights.  The Board may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Participants of options to purchase Common Shares.  Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements contained in the following provisions:

(a)   Each grant will specify the number of Common Shares to which it pertains subject to the limitations set forth in Section 3.1 of this Plan.

(b)   Each grant will specify an Option Price per share, which may not be less than the Market Value per Share on the day immediately preceding the Date of Grant.

(c)   Each grant will specify whether the Option Price will be payable (i) in cash or by check acceptable to the Company or by wire transfer of immediately available funds, (ii) by the actual or constructive transfer to the Company of Common Shares owned by the Optionee for at least 6 months (or other consideration authorized pursuant to Section 4.1(d)) having a value at the time of exercise equal to the total Option Price, (iii) by a combination of such methods of payment, or (iv) by such other methods as may be approved by the Board.

(d)   To the extent permitted by law, any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker on a date satisfactory to the Company of some or all of the Common Shares to which such exercise relates.

(e)   Successive grants may be made to the same Participant whether or not any Option Rights previously granted to such Participant remain unexercised.

(f)    Each grant will specify the period or periods of continuous service by the Optionee with the Company or any Subsidiary that is necessary before the Option Rights or installments thereof will become exercisable; provided, however, that, subject to sub-section (g) below, Option Rights may not become exercisable by the passage of time sooner than one-third per year over three years.  A grant of Option Rights may provide for the earlier exercise of such Option Rights in the event of the retirement, death or disability of a Participant.

(g)   Any grant of Option Rights may specify Management Objectives that must be achieved as a condition to the exercise of such rights; provided, however, that, except in the case of the retirement, death or disability of a Participant, Option Rights that become exercisable upon the achievement of Management Objectives may not become exercisable sooner than one year from the Date of Grant.

(h)   Option Rights granted under this Plan may be (i) options, including, without limitation, Incentive Stock Options, that are intended to qualify under particular provisions of the Code, (ii) options that are not intended so to qualify, or (iii) combinations of the foregoing.  Incentive Stock Options may only be granted to Participants who meet the definition of “employees” under Section 3401(c) of the Code.

(i)    The Board may at the Date of Grant of any Option Rights (other than Incentive Stock Options), provide for the payment of dividend equivalents to the Optionee on either a current or deferred or contingent basis, either in cash or in additional Common Shares.

(j)    The exercise of an Option Right will result in the cancellation on a share- for-share basis of any Tandem Appreciation Right authorized under Section 4.2 of this Plan.

(k)   No Option Right will be exercisable more than 10 years from the Date of Grant.

(l)    The Board reserves the discretion at or after the Date of Grant to provide for (i) the payment of a cash bonus at the time of exercise; (ii) the availability of a loan at exercise; and (iii) the right to tender in satisfaction of the Option Price nonforfeitable, unrestricted Common Shares, which are already owned by the Optionee and have a value at the time of exercise that is equal to the Option Price.

(m)  Each grant of Option Rights will be evidenced by an Evidence of Award.  Each Evidence of Award shall be subject to the Plan and shall contain such terms and provisions as the Board may approve.

Section 4.2.  Appreciation Rights.

(a)   The Board may authorize the granting (i) to any Optionee, of Tandem Appreciation Rights in respect of Option Rights granted hereunder, and (ii) to any Participant, of Free-Standing Appreciation Rights.  A Tandem Appreciation Right will be a right of the Optionee, exercisable by surrender of the related Option Right, to receive from the Company an amount determined by the Board, which will be expressed as a percentage of the Spread (not exceeding 100 percent) at the time of exercise.  Tandem Appreciation Rights may be granted at any time prior to the exercise or termination of the related Option Rights; provided, however, that a Tandem Appreciation Right awarded in relation to an Incentive Stock Option must be granted concurrently with such Incentive Stock Option.  A Free-Standing Appreciation Right will be a right of the Participant to receive from the Company an amount determined by the Board, which will be expressed as a percentage of the Spread (not exceeding 100 percent) at the time of exercise.

(b)   Each grant of Appreciation Rights may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(i)            Any grant may specify that the amount payable on exercise of an Appreciation Right may be paid by the Company in cash, in Common Shares or in any combination thereof and may either grant to the Participant or retain in the Board the right to elect among those alternatives.

(ii)           Any grant may specify that the amount payable on exercise of an Appreciation Right may not exceed a maximum specified by the Board at the Date of Grant.

(iii)          Any grant may specify waiting periods before exercise and permissible exercise dates or periods; provided, however, that Appreciation Rights may not become exercisable by the passage of time sooner than one-third per year over three years.

(iv)          Any grant may provide for the payment to the Participant of dividend equivalents thereon in cash or Common Shares on a current, deferred or contingent basis.

(v)           Any grant of Appreciation Rights may specify Management Objectives that must be achieved as a condition of the exercise of such Appreciation Rights; provided, however, that Appreciation Rights that become exercisable upon the achievement of Management Objectives may not become exercisable sooner than one year from the Date of Grant.

(vi)          Any grant may specify that such Appreciation Right may be exercised in the event of, or earlier in the event of, the retirement, death or disability of a Participant.

(vii)         Each grant of Appreciation Rights will be evidenced by an Evidence of Award, which Evidence of Award will describe such Appreciation Rights, identify the related Option Rights (if applicable), and contain such other terms and provisions, consistent with this Plan, as the Board may approve.

(c)   Any grant of Tandem Appreciation Rights will provide that such Tandem Appreciation Rights may be exercised only at a time when the related Option Right is also exercisable and at a time when the Spread is positive, and by surrender of the related Option Right for cancellation.

(d)   Regarding Free-Standing Appreciation Rights only:

(i)            Each grant will specify in respect of each Free-Standing Appreciation Right a Base Price, which will be equal to or greater than the Market Value per Share on the day immediately preceding the Date of Grant;

(ii)           Successive grants may be made to the same Participant regardless of whether any Free-Standing Appreciation Rights previously granted to the Participant remain unexercised; and

(iii)          No Free-Standing Appreciation Right granted under this Plan may be exercised more than 10 years from the Date of Grant.

Section 4.3.  Restricted Stock.  The Board may also authorize the grant or sale of Restricted Stock to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a)   Each such grant or sale will constitute an immediate transfer of the ownership of Common Shares to the Participant in consideration of the performance of services, entitling such Participant to voting, dividend and other ownership rights, but subject to the substantial risk of forfeiture and restrictions on transfer hereinafter referred to.

(b)   Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share at the Date of Grant.

(c)   Each such grant or sale will provide that the Restricted Stock covered by such grant or sale that vests solely upon the passage of time will be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period of not less than three years to be determined by the Board at the Date of Grant and may provide for the earlier lapse of such substantial risk of forfeiture as provided in Section 4.3(e) below or in the event of the retirement, death or disability of a Participant.

(d)   Each such grant or sale will provide that during the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Stock will be prohibited or restricted in the manner and to the extent prescribed by the Board at the Date of Grant (which restrictions may include, without limitation, rights of repurchase or first refusal in the Company or provisions subjecting the Restricted Stock to a continuing substantial risk of forfeiture in the hands of any transferee).

(e)   Any grant of Restricted Stock may specify Management Objectives that, if achieved, will result in termination or early termination of the restrictions applicable to such Restricted Stock; provided, however, that, except in the case of the retirement, death or disability of a Participant, restrictions relating to Restricted Stock that vests upon the achievement of Management Objectives may not terminate sooner than one year from the Date of Grant.  Each grant may specify in respect of such Management Objectives a minimum acceptable level of achievement and may set forth a formula for determining the number of shares of Restricted Stock on which restrictions will terminate if performance is at or above the minimum level, but falls short of full achievement of the specified Management Objectives.

(f)    Any such grant or sale of Restricted Stock may require that any or all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and reinvested in additional shares of Restricted Stock, which may be subject to the same restrictions as the underlying award.

(g)   Each grant or sale of Restricted Stock will be evidenced by an Evidence of Award and will contain such terms and provisions, consistent with this Plan, as the Board may approve.  Unless otherwise directed by the Board, all certificates representing shares of Restricted Stock will be held in custody by the Company until all restrictions thereon will have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such Shares.

Section 4.4.  Restricted Stock Units.  The Board may also authorize the granting or sale of Restricted Stock Units to Participants.  Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements contained in the following provisions:

(a)   Each such grant or sale will constitute the agreement by the Company to deliver Common Shares or cash to the Participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include the achievement of Management Objectives) during the Restriction Period as the Board may specify.  If a grant of Restricted Stock Units specifies that the Restriction Period will terminate only upon the achievement of Management Objectives, such Restriction Period may not terminate sooner than one year from the Date of Grant, except in the case of the retirement, death or disability of a Participant.  Each grant may specify in respect of such Management Objectives a minimum acceptable level of achievement and may set forth a formula for determining the number of shares of Restricted Stock Units on which restrictions will terminate if performance is at or above the minimum level, but falls short of full achievement of the specified Management Objectives.

(b)   Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share at the Date of Grant.

(c)   If the Restriction Period lapses solely by the passage of time, each such grant or sale will be subject to a Restriction Period of not less than three years, as determined by the Board at the Date of Grant, and may provide for the earlier lapse or other modification of such Restriction Period in the event of the retirement, death or disability of a Participant.

(d)   During the Restriction Period, the Participant will have no right to transfer any rights under his or her award and will have no rights of ownership in the Restricted Stock Units and will have no right to vote them, but the Board may at the Date of Grant, authorize the payment of dividend equivalents on such Restricted Stock Units on either a current or deferred or contingent basis, either in cash or in additional Common Shares.

(e)   Each grant or sale of Restricted Stock Units will be evidenced by an Evidence of Award and will contain such terms and provisions, consistent with this Plan, as the Board may approve.

Section 4.5.  Performance Shares and Performance Units.  The Board may also authorize the granting of Performance Shares and Performance Units that will become payable to a Participant upon achievement of specified Management Objectives during the Performance Period.  Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a)   Each grant will specify the number of Performance Shares or Performance Units to which it pertains, which number may be subject to adjustment to reflect changes in compensation or other factors; provided, however, that no such adjustment will be made in the case of a Covered Employee where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

(b)   The Performance Period with respect to each Performance Share or Performance Unit will be such period of time (not less than three years) as will be determined by the Board at the time of grant, which may be subject to earlier lapse or other modification in the event of the retirement, death or disability of a Participant.

(c)   Any grant of Performance Shares or Performance Units will specify Management Objectives which, if achieved, will result in payment or early payment of the award, and each grant may specify in respect of such specified Management Objectives a minimum acceptable level of achievement and will set forth a formula for determining the number of Performance Shares or Performance Units that will be earned if performance is at or above the minimum level, but falls short of full achievement of the specified Management Objectives.  The grant of Performance Shares or Performance Units will specify that, before the Performance Shares or Performance Units will be earned and paid, the Board must certify that the Management Objectives have been satisfied.

(d)   Each grant will specify the time and manner of payment of Performance Shares or Performance Units that have been earned.  Any grant may specify that the amount payable with respect thereto may be paid by the Company in cash, in Common Shares or in any combination thereof and may either grant to the Participant or retain in the Board the right to elect among those alternatives.

(e)   Any grant of Performance Shares may specify that the amount payable with respect thereto may not exceed a maximum specified by the Board at the Date of Grant.  Any grant of Performance Units may specify that the amount payable or the number of Common Shares issued with respect thereto may not exceed maximums specified by the Board at the Date of Grant.

(f)    The Board may at the Date of Grant of Performance Shares, provide for the payment of dividend equivalents to the holder thereof on either a current or deferred or contingent basis, either in cash or in additional Common Shares.

(g)   Each grant of Performance Shares or Performance Units will be evidenced by an Evidence of Award and will contain such other terms and provisions, consistent with this Plan, as the Board may approve.

ARTICLE V  – AWARDS TO NON-EMPLOYEE DIRECTORS

Section 5.1.  Awards to Non-Employee Directors.  The Board may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Non-Employee Directors Option Rights, Appreciation Rights or other awards contemplated by Section 6.1 of this Plan and may also authorize the grant or sale of Common Shares, Restricted Stock or Restricted Stock Units to Non-Employee Directors.  Each grant of an Award to a Non-Employee Director will be upon such terms and conditions as approved by the Board and will be evidenced by an Evidence of Award in such form as will be approved by the Board.  Each grant will specify in the case of an Option Right an Option Price per share, and in the case of a Free-Standing Appreciation Right, a Base Price per share, which will not be less than the Market Value per Share on the day immediately preceding the Date of Grant.  Each Option Right and Free-Standing Appreciation Right granted under the Plan to a Non-Employee Director will expire not more than 10 years from the Date of Grant and will be subject to earlier termination as hereinafter provided.  If a Non-Employee Director subsequently becomes an employee of the Company or a Subsidiary while remaining a member of the Board, any Award held under the Plan by such individual at the time of such commencement of employment will not be affected thereby.  Non-Employee Directors, pursuant to this Section 5.1, may be awarded, or may be permitted to elect to receive, pursuant to procedures established by the Board, all or any portion of their annual retainer, meeting fees or other fees in Common Shares in lieu of cash.

ARTICLE VI  – OTHER AWARDS

Section 6.1.  Other Awards.

(a)   The Board may, subject to limitations under applicable law, grant to any Participant such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Common Shares or factors that may influence the value of such shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Common Shares, purchase rights for Common Shares, awards with value and payment contingent upon performance of the Company or specified Subsidiaries, affiliates or other business units thereof or any other factors designated by the Board, and awards valued by reference to the book value of Common Shares or the value of securities of, or the performance of specified Subsidiaries or affiliates or other business units of the Company.  The Board may consider recommendations from the Chief Executive Officer or the Chairman of the Board relating to such awards and shall determine the terms and conditions of such awards.  Common Shares delivered pursuant to an award in the nature of a purchase right granted under this Section 6.1 shall be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, cash, Common Shares, other awards, notes or other property, as the Board shall determine.

(b)   Cash awards, as an element of or supplement to any other award granted under this Plan, may also be granted pursuant to this Section 6.1 of this Plan.

(c)   The Board may grant Common Shares as a bonus, or may grant other awards in lieu of obligations of the Company or a Subsidiary to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Board.

ARTICLE VII  – GENERAL PROVISIONS

Section 7.1.  Transferability.

(a)   Except as otherwise determined by the Board, no Option Right, Appreciation Right or other derivative security granted under the Plan shall be transferable by the Participant except by will or the laws of descent and distribution or, except with respect to an Incentive Stock Option, pursuant to a domestic relations order (within the meaning of Rule 16a-12 promulgated under the Exchange Act).  Except as otherwise determined by the Board, Option Rights and Appreciation Rights will be exercisable during the Participant’s lifetime only by him or her or, in the event of the Participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the Participant in a fiduciary capacity under state law and/or court supervision.

(b)   The Board may specify at the Date of Grant that part or all of the Common Shares that are (i) to be issued or transferred by the Company upon the exercise of Option Rights or Appreciation Rights, upon the termination of the Restriction Period applicable to Restricted Stock Units or upon payment under any grant of Performance Shares or Performance Units or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 6.1 of this Plan, will be subject to further restrictions on transfer.

Section 7.2.  Adjustments.  The Board may make or provide for such adjustments in the numbers of Common Shares covered by outstanding Option Rights, Appreciation Rights, Restricted Stock Units, Performance Shares and Performance Units granted hereunder and, if applicable, in the number of Common Shares covered by other awards granted pursuant to Section 6.1 hereof, in the Option Price and Base Price provided in outstanding Appreciation Rights, and in the kind of shares covered thereby, as the Board, in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of Participants or Optionees that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, or (b) any merger, consolidation, spin-off, split- off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing.  Moreover, in the event of any such transaction or event or in the event of a Change of Control, the Board, in its discretion, may provide in substitution for any or all outstanding awards under this Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and may require in connection therewith the surrender of all awards so replaced.  The Board may also make or provide for such adjustments in the numbers of shares specified in Section 3.1 of this Plan as the Board in its sole discretion, exercised in good faith, may determine is appropriate to reflect any transaction or event described in this Section 7.2; provided, however, that any such adjustment to the number specified in Section 3.1(c)(i) will be made only if and to the extent that such adjustment would not cause any option intended to qualify as an Incentive Stock Option to fail so to qualify.

Section 7.3.  Fractional Shares.  The Company will not be required to issue any fractional Common Shares pursuant to this Plan.  The Board may provide for the elimination of fractions or for the settlement of fractions in cash.

Section 7.4.  Withholding Taxes.  To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under this Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld, which arrangements (in the discretion of the Board) may include relinquishment of a portion of such benefit.

ARTICLE VIII  – ADMINISTRATION

Section 8.1.  Administration of the Plan.

(a)   This Plan will be administered by the Board, which may from time to time delegate all or any part of its authority under this Plan to the Compensation Committee of the Board or any other committee of the Board (or a subcommittee thereof), as constituted from time to time.  To the extent of any such delegation, references in this Plan to the Board will be deemed to be references to such committee or subcommittee.  A majority of the committee (or subcommittee) will constitute a quorum, and the action of the members of the committee (or subcommittee) present at any meeting at which a quorum is present, or acts unanimously approved in writing, will be the acts of the committee (or subcommittee).

(b)   The interpretation and construction by the Board of any provision of this Plan or of any agreement, notification or document evidencing the grant of Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units or other awards pursuant to Section 6.1 of this Plan and any determination by the Board pursuant to any provision of this Plan or of any such agreement, notification or document will be final and conclusive.  No member of the Board will be liable for any such action or determination made in good faith.

(c)   The Board or, to the extent of any delegation as provided in Section 8.1(a), the committee, may delegate to one or more of its members or to one or more officers of the Company, or to one or more agents or advisors, such administrative duties or powers as it may deem advisable, and the Board, the committee, or any person to whom duties or powers have been delegated as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Board, the committee or such person may have under the Plan.  The Board or the committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as the Board or the committee: (i) designate employees to be recipients of awards under this Plan; (ii) determine the size of any such awards; provided, however, that (A) the Board or the Committee shall not delegate such responsibilities to any such officer for awards granted to an employee who is an officer, Director, or more than 10% beneficial owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Board in accordance with Section 16 of the Exchange Act; (B) the resolution providing for such authorization sets forth the total number of Common Shares such officer(s) may grant; and (iii) the officer(s) shall report periodically to the Board or the committee, as the case may be, regarding the nature and scope of the awards granted pursuant to the authority delegated.

ARTICLE IX  – AMENDMENTS AND TERMINATION

Section 9.1.  Amendments, Etc.

(a)   The Board may at any time and from time to time amend the Plan in whole or in part; provided, however, that if an amendment to the Plan (i) would materially increase the benefits accruing to participants under the Plan, (ii) would materially increase the number of securities which may be issued under the Plan, (iii) would materially modify the requirements for participation in the Plan or (iv) must otherwise be approved by the shareholders of the Company in order to comply with applicable law or the rules of the New York Stock Exchange or, if the Common Shares are not traded on the New York Stock Exchange, the principal national securities exchange upon which the Common Shares are traded or quoted, then, such amendment will be subject to shareholder approval and will not be effective unless and until such approval has been obtained.

(b)   The Board will not, without the further approval of the shareholders of the Company, authorize the amendment of any outstanding Option Right to reduce the Option Price.  Furthermore, no Option Right will be cancelled and replaced with awards having a lower Option Price without further approval of the shareholders of the Company.  This Section 9.1(b) is intended to prohibit the repricing of “underwater” Option Rights and will not be construed to prohibit the adjustments provided for in Section 7.2 of this Plan.

(c)   The Board may condition the grant of any award or combination of awards authorized under this Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or a Subsidiary to the Participant.

(d)   If permitted by Section 409A of the Code, in case of termination of employment by reason of death, disability or normal or early retirement, or in the case of unforeseeable emergency or other special circumstances, of a Participant who holds an Option Right or Appreciation Right not immediately exercisable in full, or any shares of Restricted Stock as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Restricted Stock Units as to which the Restriction Period has not been completed, or any Performance Shares or Performance Units which have not been fully earned, or any other awards made pursuant to Section 6.1 subject to any vesting schedule or transfer restriction, or who holds Common Shares subject to any transfer restriction imposed pursuant to Section 7.1(b) of this Plan, the Board may, in its sole discretion, accelerate the time at which such Option Right, Appreciation Right or other award may be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such Restriction Period will end or the time at which such Performance Shares or Performance Units will be deemed to have been fully earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such award.

(e)   This Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time.

(f)    To the extent that any provision of this Plan would prevent any Option Right that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision will be null and void with respect to such Option Right.  Such provision, however, will remain in effect for other Option Rights and there will be no further effect on any provision of this Plan.

(g)   The Board may amend the terms of any award theretofore granted under this Plan prospectively or retroactively, but subject to Section 7.2 above, no such amendment shall impair the rights of any Participant without his or her consent.  The Board may, in its discretion, terminate this Plan at any time.  Termination of this Plan will not affect the rights of Participants or their successors under any awards outstanding hereunder and not exercised in full on the date of termination.

ARTICLE X  – CHANGE OF CONTROL

Section 10.1.  Change of Control.  For purposes of this Plan, except as may be otherwise prescribed by the Board in an Evidence of Award made under this Plan, a “Change of Control” means the consummation of any Change of Control of the Company, or its principal subsidiary, DP&L (“DP&L”), of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation

14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as determined by the Board in its sole discretion; provided that, without limitation, such a Change of Control shall be deemed to have occurred if:

(a)   any “Person” (as such term is defined in Sections 13(d) or 14(d)(2) of the Exchange Act; hereafter, a “Person”) is on the date hereof or becomes the beneficial owner, directly or indirectly, of securities of the Company or DP&L representing (i) 25% or more of the combined voting power of the then outstanding Voting Stock of the Company or DP&L if the acquisition of such beneficial ownership is not approved by the Board prior to the acquisition or (ii) 50% or more of such combined voting power in all other cases; provided, however, that:

(i)            for purposes of this Section 10.1(a), the following acquisitions shall not constitute a Change of Control: (A) any acquisition of Voting Stock of the Company or DP&L directly from the Company or DP&L that is approved by a majority of the Original Directors or their Successors (as defined below), (B) any acquisition of Voting Stock of the Company or DP&L by the Company or any Subsidiary, and (C) any acquisition of Voting Stock of the Company or DP&L by the trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary;

(ii)           if any Person is or becomes the beneficial owner of 25% or more of the combined voting power of the then-outstanding Voting Stock of the Company or DP&L as a result of a transaction described in clause (A) of Section 10.1(a)(i) above and such Person thereafter becomes the beneficial owner of any additional shares of Voting Stock of the Company or DP&L representing 1% or more of the then-outstanding Voting Stock of the Company or DP&L, other than in an acquisition directly from the Company or DP&L that is approved by a majority of the Original Directors or their Successors or other than as a result of a stock dividend, stock split or similar transaction effected by the Company or DP&L in which all holders of Voting Stock of the Company or DP&L are treated equally, such subsequent acquisition shall be treated as a Change in Control;

(iii)          a Change in Control will not be deemed to have occurred if a Person is or becomes the beneficial owner of 25% or more of the Voting Stock of the Company or DP&L as a result of a reduction in the number of shares of Voting Stock of the Company or DP&L outstanding pursuant to a transaction or series of transactions that is approved by a majority of the Original Directors or their Successors unless and until such Person thereafter becomes the beneficial owner of any additional shares of Voting Stock of the Company or DP&L representing 1% or more of the then-outstanding Voting Stock of the Company or DP&L, other than as a result of a stock dividend, stock split or similar transaction effected by the Company or DP&L in which all holders of Voting Stock are treated equally; and

(iv)          if at least a majority of the Original Directors or their Successors determine in good faith that a Person has acquired beneficial ownership of 25% or more of the Voting Stock of the Company or DP&L inadvertently, and such Person divests as promptly as practicable but no later than the date, if any, set by the Original Directors or their Successors a sufficient number of shares so that such Person beneficially owns less than 25% of the Voting Stock of the Company or DP&L, then no Change of Control shall have occurred as a result of such Person’s acquisition; or

(b)   the Company or DP&L consummates a merger or consolidation, or consummates a “combination” or “majority share acquisition” in which it is the “acquiring corporation” (as such terms are defined in Ohio Rev. Code § 1701.01 as in effect on the Effective Date) and in which shareholders of the Company or DP&L, as the case may be, immediately prior to entering into such agreement, will beneficially own, immediately after the effective time of the merger, consolidation, combination or majority share acquisition, securities of the Company or DP&L or any surviving or new corporation, as the case may be, having less than 50% of the “voting power” of the Company or DP&L or any surviving or new corporation, as the case may be, including “voting power” exercisable on a contingent or deferred basis as well as immediately exercisable “voting power”, excluding any merger of DP&L into the Company or of the Company into DP&L; or

(c)   the Company or DP&L consummates a sale, lease, exchange or other transfer or disposition of all or substantially all of its assets to any Person other than to a wholly owned subsidiary or, in the case of DP&L, to the Company or a wholly owned subsidiary(ies) of the Company; but not including (i) a mortgage or pledge of assets granted in connection with a financing or (ii) a spin-off or sale of assets if the Company continues in existence and its common shares are listed on a national securities exchange, quoted on the automated quotation system of a national securities association or traded in the over-the-counter market; or

(d)   those persons serving as directors of the Company or DP&L on the Effective Date (the “Original Directors”) and/or their Successors do not constitute a majority of the whole Board of Directors of the Company or DP&L, as the case may be (the term “Successors” shall mean those directors whose election or nomination for election by shareholders has been approved by the vote of at least two-thirds of the Original Directors and previously qualified Successors serving as directors of the Company or DP&L, as the case may be, at the time of such election or nomination for election); or

(e)   approval by the shareholders of the Company or DP&L of a complete liquidation or dissolution of the Company or DP&L, as the case may be.

Section 10.2.  Acceleration.  Notwithstanding anything to the contrary contained in this Plan and except and unless the Board determines otherwise at the time of grant of an Award under the Plan (and as set forth in the applicable Evidence of Award), upon the occurrence of a Change of Control: (a) any Awards that are outstanding as of the date of such Change of Control that are subject to vesting requirements and that are not then vested, shall become fully vested; (b) all then-outstanding Option Rights and Appreciation Rights shall be fully vested and immediately exercisable, provided that in no event shall any Option Right or Appreciation Right be exercisable beyond its original expiration date; and (c) all restrictions and other conditions prescribed by the Board, if any, with respect to grants of Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, and other awards granted pursuant to Section 6.1 hereof, shall automatically lapse, expire and terminate and all such awards shall be deemed to be fully earned.

Section 10.3.  Section 409A.  To the extent an Award shall be deemed to be vested or restrictions lapse, expire or terminate upon the occurrence of a Change of Control pursuant to Section 10.2 and such Change of Control does not constitute a “change in the ownership or effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A(a)(2)(A)(v) of the Code, then notwithstanding that the award shall be deemed to be vested or restrictions lapse, expire or terminate upon the occurrence of the Change of Control or any other provision of this Plan, payment will be made, to the extent necessary to comply with the provisions of

Section 409A of the Code, to the Participant on the earliest of (i) the Participant’s “separation from service” with the Company (determined in accordance with Section 409A of the Code); provided, however, that if the Participant is a “specified employee” (within the meaning of Section 409A of the Code), the payment date shall be the date that is six months after the date of the Participant’s separation from service with the Company,  (ii) the date payment otherwise would have been made in the absence of Section 10.2 (provided such date is a permissible distribution date under Section 409A of the Code), or (iii) the Participant’s death.

ARTICLE XI  – MISCELLANEOUS

Section 11.1.  Detrimental Activity.  Any Evidence of Award may provide that if a Participant, either during employment by the Company or a Subsidiary or within a specified period after termination of such employment, shall engage in any Detrimental Activity, and the Board shall so find, forthwith upon notice of such finding, the Participant shall:

(a)   Forfeit any Award granted under the Plan then held by the Participant;

(b)   Return to the Company, in exchange for payment by the Company of any amount actually paid therefor by the Participant, all Common Shares that the Participant has not disposed of that were offered pursuant to this Plan within a specified period prior to the date of the commencement of such Detrimental Activity, and

(c)   With respect to any Common Shares so acquired that the Participant has disposed of, pay to the Company in cash the difference between:

(i)                                     Any amount actually paid therefor by the Participant pursuant to this Plan, and

(ii)                                  The Market Value per Share of the Common Shares on the date of such acquisition.

To the extent that such amounts are not paid to the Company, the Company may set off the amounts so payable to it against any amounts that may be owing from time to time by the Company or a Subsidiary to the Participant, whether as wages, deferred compensation or vacation pay or in the form of any other benefit or for any other reason.

Section 11.2.  Compliance with Section 409A of the Code.  To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code.  The Plan and any grants made hereunder shall be administered in a manner consistent with this intent, and any provision that would cause the Plan or any grant made hereunder to fail to satisfy Section 409A of the Code shall have no force and effect unless and until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of Participants).  Any reference in this Plan to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

Section 11.3.  Governing Law.  The Plan and all grants and awards and actions taken thereunder shall be governed by and construed in accordance with the internal substantive laws of the State of Ohio.

Section 11.4.  Termination.  No grant will be made under this Plan more than 10 years after the date on which this Plan is first approved by the shareholders of the Company, but all grants made on or prior to such date will continue in effect thereafter subject to the terms thereof and of this Plan.

Section 11.5.  General Provisions.

(a)   No award under this Plan may be exercised by the holder thereof if such exercise, and the receipt of cash or stock thereunder, would be, in the opinion of counsel selected by the Board, contrary to law or the regulations of any duly constituted authority having jurisdiction over this Plan.

(b)   Absence on leave approved by a duly constituted officer of the Company or any of its Subsidiaries shall not be considered interruption or termination of service of any employee for any purposes of this Plan or awards granted hereunder, except that no awards may be granted to an employee while he or she is absent on leave.

(c)   No Participant shall have any rights as a stockholder with respect to any shares subject to awards granted to him or her under this Plan prior to the date as of which he or she is actually recorded as the holder of such shares upon the stock records of the Company.

(d)   If any provision of the Plan is or becomes invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any award under any law deemed applicable by the Board, such provision shall be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Board, it shall be stricken and the remainder of the Plan shall remain in full force and effect.

VOTE BY INTERNET www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before meeting date.  Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by DPL Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet.  To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE-1-800-690-8903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date.  Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to DPL Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717

IF YOU VOTE BY PHONE OR VIA THE INTERNET, YOU DO NOT NEED TO MAIL IN YOUR PROXY CARD.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:          DPLIN1                        KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE  ELECTION OF DIRECTORS, “FOR” THE APPROVAL OF THE DPL INC. 2006 EQUITY AND PERFORMANCE INCENTIVE PLAN AND “FOR” THE RATIFICATION OF KPMG LLP AS INDEPENDENT AUDITORS.

					For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and write the nominee’s number on the line below
Vote on Directors

1.	Election of Directors:				☐	☐	☐
	Nominees:	01) Paul R. Bishop
02) Ernie Green
03) Lester L. Lyles

Vote on Proposals								For	Against	Abstain

2.	Approval of the DPL Inc. 2006 Equity Performance Incentive Plan.							☐	☐	☐

3.	Ratification of KPMG LLP as independent auditors.							☐	☐	☐

OTHER MATTERS:
Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting or any adjournment or postponement thereof.

For address changes, please check this box and write them on the back where indicated. Please note that changes to the registered name(s) on the account may not be submitted via this method.

NOTE: Please sign exactly as your name or names appear(s) on this Proxy.  When shares are held jointly, each holder should sign.  When signing as executor, administrator, attorney, trustee or guardian, please give full title as such.  If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by authorized person.

☐
				Yes	No

Please indicate if you plan to attend the annual meeting				☐	☐

HOUSEHOLDING ELECTION-Please indicate if you consent to receive certain future investor communications in a single package per household				☐	☐

Signature (PLEASE SIGN WITHIN BOX)			Date			Signature (Joint Owners)			Date

Annual Meeting Admission Ticket

You should present this admission ticket in order to gain admittance to the 2006 Annual Meeting of Shareholders.  This ticket admits only the shareholder(s) listed on the reverse side and is not transferable.  If shares are held in the name of a broker, trustee, bank, or other nominee, you should bring with you a statement, proxy or letter from the broker, trustee, bank, or nominee confirming your beneficial ownership of the shares as of the record date.

DPL INC. FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 26,2006 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Robert D. Biggs, James V. Mahoney and Ned J. Sifferlen, and each or either of them, with full power of substitution, as his or her true and lawful agents and proxies (the “Proxy Committee”) to represent the undersigned at the Annual Meeting of Shareholders of DPL Inc. (“DPL”) to be held at Sinclair Community College, Ponitz Sinclair Center, Building 12, 444 West Third Street, Dayton, OH 45402 on April 26, 2006, and at any adjournments or postponements thereof, and authorizes said Proxy Committee to vote all shares of DPL shown on the other side of this card with all the powers the undersigned would possess if personally thereat.

THE PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED ON THE REVERSE SIDE.  IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NAMED NOMINEES, “FOR” THE APPROVAL OF THE DPL INC. 2006 EQUITY AND PERFORMANCE INCENTIVE PLAN AND “FOR” THE RATIFICATION OF THE INDEPENDENT AUDITORS.  THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE PROXY STATEMENT OF DPL SOLICITING PROXIES FOR THE 2006 ANNUAL MEETING.

All previous proxies given by the undersigned to vote at the Annual Meeting or at any adjournment or postponement thereof are hereby revoked.

Address Changes:

(If you noted any Address Changes above, please mark corresponding box on the reverse side)

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)